Exhibit 4.52

BIMCO STANDARD BAREBOAT CHARTER
CODE NAME: "BARECON 2001"

PART I

1. Shipbroker N/A	2. Place and date 8 June 2011
3. Owners/Place of business (Cl. 1) Endurance Shipping LLC The Trust Company Complex Ajeltake Island Majuro The Marshall Islands MH 96960	4. Bareboat Charterers/Place of business (Cl. 1) Curby Navigation Ltd a Liberian corporation acting through its office at: 83, Akti Miaouli & Flessa Str. Piraeus 185 38 Greece
5. Vessel's name, call sign and flag (Cl. 1 and 3) Sungdong Hull No. S-1125 tbr "NEWLEAD ENDURANCE", Liberian flag	
6. Type of Vessel Bulk carrier	7. GT/NT 51117/30606
8. When/Where built 2011 Sungdong Shipbuilding & Marine Engineering, Co. Ltd., Tongyeong City, Korea	9. Total DWT (abt.) in metric tons on summer freeboard about 91,600 mt
10. Classification Society (Cl. 3) Bureau Veritas	11. Date of last special survey by the Vessel's classification society N/A
12. Further particulars of Vessel (also indicate minimum number of months' validity of class certificates agreed acc. to Cl. 3) Validity of class certificates as delivered to the Owners under the MOA	
13. Port or Place of delivery (Cl. 3) As per MOA	14. Time for delivery (Cl. 4) The date of delivery under the MOA 15. Cancelling date (Cl. 5) as per MOA
16. Port or Place of redelivery (Cl. 15) N/A	17. No. of months' validity of trading and class certificates upon redelivery (Cl. 15) 6 months
18. Running days' notice if other than stated in Cl. 4 N/A	19. Frequency of dry-docking (Cl. 10(g)) 30 months
20. Trading limits (Cl. 6) Worldwide within IWL and always in compliance with all applicable conditions of insurance	
21. Charter period (Cl. 2) See Clause 37	22. Charter hire (Cl. 11) See Clause 38
23. New class and other safety requirements (state percentage of Vessel's insurance value acc. to Box 29)(Cl. 10(a)(ii)) N/A	
24. Rate of interest payable acc. to Cl. 11 (f) and, if applicable, acc. to PART IV See Clause 38.5	25. Currency and method of payment (Cl. 11) United States Dollars payable monthly in advance

First issued by The Baltic and International Maritime Council (BIMCO), Copenhagen in 1974 as "Barecon 'A'" and "Barecon 'B'". Revised and amalgamated 1989. Revised 2001

Printed by BIMCO's idea

Copyright, published by The Baltic and International Maritime Council (BIMCO), Copenhagen. Issued November 2001

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

"BARECON 2001" STANDARD BAREBOAT CHARTER PART I

26. Place of payment; also state beneficiary and bank account (Cl. 11) **Clause 38.3.1**	27. Bank guarantee/bond (sum and place) (Cl. 24) (optional) **N/A**
28. Mortgage(s), if any (state whether 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 12) **Clause 12(b) to apply**	29. Insurance (hull and machinery and war risks) (state value acc. to Cl. 13(f) or, if applicable, acc. to Cl. 14(k)) (also state if Cl. 14 applies) **Clause 47**
30. Additional insurance cover, if any, for Owners' account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) **N/A**	31. Additional insurance cover, if any, for Charterers' account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) **N/A**
32. Latent defects (only to be filled in if period other than stated in Cl. 3) **N/A**	33. Brokerage commission and to whom payable (Cl. 27) **N/A**
34. Grace period (state number of clear banking days) (Cl. 28) **Clause 49.1.2**	35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated (Cl. 30) **London - Clause 30(a) to apply**
36. War cancellation (indicate countries agreed) (Cl. 26(f)) **N/A**	
37. Newbuilding Vessel (indicate with "yes" or "no" whether PART III applies) (optional) **No**	38. Name and place of Builders (only to be filled in if PART III applies) **N/A**
39. Vessel's Yard Building No. (only to be filled in if PART III applies) **N/A**	40. Date of Building Contract (only to be filled in if PART III applies) **N/A**
41. Liquidated damages and costs shall accrue to (state party acc. to Cl. 1) a) **N/A** b) c)	
42. Hire/Purchase agreement (indicate with "yes" or "no" whether PART IV applies) (optional) **No**	43. Bareboat Charter Registry (indicate with "yes" or "no" whether PART V applies) (optional) **No**
44. Flag and Country of the Bareboat Charter Registry (only to be filled in if PART V applies) **N/A**	45. Country of the Underlying Registry (only to be filled in if PART V applies) **N/A**
46. Number of additional clauses covering special provisions, if agreed **Additional clauses 32 - 56**	

PREAMBLE - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter if expressly agreed and stated in Boxes 37, 42 and 43. If PART III and/or PART IV and/or PART V apply, it is further agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Signature (Owners) [signature] Nigel Willis Attorney-in-Fact	Signature (Charterers)

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter

1. Definitions
In this Charter, the following terms shall have the meanings hereby assigned to them:
"The Owners" shall mean the party identified in Box 3;
"The Charterers" shall mean the party identified in Box 4;
"The Vessel" shall mean the vessel named in Box 5 and with particulars as stated in Boxes 6 to 12.
"Financial Instrument" means ~~the~~ **any loan agreement** mortgage, deed of covenant or other such financial security instrument **that the Owner may at any time during the Charter Period enter into in respect of the Vessel.** ~~as~~ **(see box 28 Clause 12(b) and 44.5)** ~~annexed to this Charter and stated in Box 28.~~

2. Charter Period
In consideration of the hire detailed in ~~Box 22~~ **Clause 38** the Owners have agreed to let and the Charterers have agreed to hire the Vessel for the period stated in ~~Box 21~~ **Clause 37** ("The Charter Period").

3. Delivery
(not applicable when Part III applies, as indicated in Box 37)
~~(a) The Owners shall before and at the time of delivery exercise due diligence to make the Vessel seaworthy And in every respect ready in hull, machinery and equipment for service under this Charter.~~
~~The Vessel shall be delivered by the Owners and taken over by the Charterers at the port or place indicated in Box 13 in such ready safe berth as the Charterers may direct.~~ **The Owners shall deliver and the Charterers shall accept the Vessel in the same physical condition as delivered by the Charterers to the Owners under the MOA.**
~~(b) The Vessel shall be properly documented on delivery in accordance with the laws of the flag State indicated in Box 5 and the requirements of the classification society stated in Box 10. The Vessel upon delivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 12.~~
(c) The delivery of the Vessel by the Owners and the taking over of the Vessel by the Charterers shall constitute a full performance by the Owners of all the Owners' obligations under this Clause 3, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel. ~~but the Owners shall be liable for the cost of but not the time for repairs or renewals occasioned by latent defects in the Vessel, her machinery or appurtenances, existing at the time of delivery under this Charter, provided such defects have manifested themselves within twelve (12) months after delivery unless otherwise provided in Box 32.~~

4. Time for Delivery
~~*(not applicable when Part III applies, as indicated in Box 37)*~~
The Vessel shall not be delivered before the date indicated in Box 14. ~~without the Charterers' consent and the Owners shall exercise due diligence to deliver the Vessel not later than the date indicated in Box 15.~~
~~Unless otherwise agreed in Box 18, the Owners shall give the Charterers not less than thirty (30) running days' preliminary and not less than fourteen (14) running days' definite notice of the date on which the Vessel is expected to be ready for delivery.~~
~~The Owners shall keep the Charterers closely advised of possible changes in the Vessel's position.~~

5. Cancelling See Clause 34
~~*(not applicable when Part III applies, as indicated in Box 37)*~~
~~(a) Should the Vessel not be delivered latest by the cancelling date indicated in Box 15, the Charterers shall have the option of cancelling this Charter by giving the Owners notice of cancellation within thirty-six (36) running hours after the cancelling date stated in Box 15, failing which this Charter shall remain in full force and effect.~~
~~(b) If it appears that the Vessel will be delayed beyond the cancelling date, the Owners may, as soon as they are in a position to state with reasonable certainty the day on which the Vessel should be ready, give notice thereof to the Charterers asking whether they will exercise their option of cancelling, and the option must then be declared within one hundred and sixty-eight (168) running hours of the receipt by the Charterers of such notice or within thirty-six (36) running hours after the cancelling date, whichever is the earlier. If the Charterers do not then exercise their option of cancelling, the seventh day after the readiness date stated in the Owners' notice shall be substituted for the cancelling date indicated in Box 15 for the purpose of this Clause 5.~~
~~(c) Cancellation under this Clause 5 shall be without prejudice to any claim the Charterers may otherwise have on the Owners under this Charter.~~

6. Trading Restrictions
The Vessel shall be employed in lawful trades for the carriage of suitable lawful merchandise within the trading limits indicated in Box 20.
The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.
The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.
Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter. This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Owners' prior approval has been obtained to loading thereof.

~~**7. Surveys on Delivery and Redelivery**~~
~~*(not applicable when Part III applies, as indicated in Box 37)*~~
~~The Owners and Charterers shall each appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of delivery and redelivery hereunder. The Owners shall bear all expenses of the On-hire Survey including loss of time, if any, and the Charterers shall bear all expenses of the Off-hire Survey including loss of time, if any, at the daily equivalent to the rate of hire or pro rata thereof.~~

8. Inspection
The Owners shall have the right at any time after giving reasonable notice to the Charterers to, **without interferring with or causing any delay to the Vessel's work schedule, inspect or survey** the Vessel or instruct a duly authorised surveyor to carry out such survey on their behalf:-
(a) to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained. The costs and fees for such inspection or survey shall be paid by the Owners unless the Vessel is found to require repairs or maintenance in order to achieve the condition so provided;
(b) in dry-dock if the Charterers have not dry-docked

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter

Her in accordance with Clause 10(g). The costs and fees for such inspection or survey shall be paid by the Charterers; ~~and~~
~~(c) for any other commercial reason they consider necessary (provided it does not unduly interfere with the commercial operation of the Vessel). The costs and fees for such inspection and survey shall be paid by the Owners.~~
All time used in respect of inspection, survey or repairs shall be for the Charterers' account and form part of the Charter Period.
The Charterers shall also permit the Owners to inspect the Vessel's log books whenever requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accidents or damage to the Vessel.

9. Inventories, Oil and Stores
A complete inventory of the Vessel's entire equipment, outfit including spare parts~~,~~ and appliances ~~and of all consumable stores~~ on board the Vessel shall be made by the Charterers **in a form acceptable to Owners** ~~in conjunction with~~ **and delivered to** the Owners **(and in respect of which Owners are relying on Charterers although reserving the right to cary out their own inventory)** on delivery and again on redelivery of the Vessel. **The inventory of the Vessel's equipment outfit performed at delivery shall include all items required pursuant to the shipbuilding contract between the builder and the Charterers dated 23 January 2010.** The Charterers and the Owners, respectively, shall at the time of delivery and redelivery **receive at no cost all** ~~take over and pay for all bunkers,~~ lubricating oil, unbroached provisions, paints, ropes and other consumable stores (excluding spare parts) in the said Vessel **and shall receive at no cost all bunkers save where the Charter Period expires by the effluxion of time without the Owner's put option being exercised in which case the Owners will at the time of redelivery pay for the remaining bunkers at prices as per the last invoice.** ~~at the then current market prices at the ports of delivery and redelivery, respectively.~~ The Charterers shall ensure that all spare parts listed in the inventory and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel.

10. Maintenance and Operation
(a)(i) Maintenance and Repairs - During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect. The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and~~, except as provided for in Clause 14(l), if applicable,~~ at their own expense they shall at all times keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.

(ii) New Class and Other Safety Requirements - In the event of any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation **Charterers shall at their own cost, and without variation in the rate of hire payable, implement the same after agreeing with Owners the nature of the work required.**
~~costing (excluding the Charterers' loss of time) more than the percentage stated in Box 23, or if Box 23 is left blank, 5 per cent. of the Vessel's insurance value as stated in Box 29, then the extent, if any, to which the rate of hire shall be varied and the ratio in which the cost of compliance shall be shared between the parties concerned in order to achieve a reasonable distribution thereof as between the Owners and the Charterers having regard, inter alia, to the length of the period remaining under this Charter shall, in the absence of agreement, be referred to the dispute resolution method agreed in Clause 30.~~

(iii) Financial Security - The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof.
The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers' sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.

(b) Operation of the Vessel - The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter, including annual flag State fees and any foreign general municipality and/or state taxes. The Master, officers and crew of the Vessel shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners.
Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel's flag or any other applicable law.

(c) The Charterers shall keep the Owners ~~and the mortgagee(s)~~ advised of the intended employment, planned dry-docking and major repairs of the Vessel, as reasonably required.

(d) Flag and Name of Vessel **(see Clause 39)** – During the Charter Period, the Charterers shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag. ~~The Charterers shall also have the liberty, with the Owners' consent, which shall not be unreasonably withheld, to change the flag and/or the name of the Vessel during the Charter Period.~~ Painting and re-painting, instalment and re-instalment, ~~registration and re-registration,~~ if required by the Owners, shall be at the Charterers' expense and time.

(e) Changes to the Vessel – Subject to Clause 10(a)(ii), the Charterers shall make no structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof without in each instance first securing the Owners' approval thereof. If the Owners so agree, the Charterers shall, if the Owners so require, restore the Vessel to its former condition before the termination of this Charter.

(f) Use of the Vessel's Outfit, Equipment and Appliances - The Charterers shall have the use of all outfit, equipment, and appliances on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as when received, ordinary wear and tear excepted. The Charterers shall from time to time during the Charter

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter

further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:
"This Vessel is the property of (name of Owners). It is under charter to (name of Charterers) and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever."

17. ~~Indemnity~~ See Clause 45
~~(a) The Charterers shall indemnify the Owners against any loss, damage or expense incurred by the Owners arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period. If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.~~
~~Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.~~
(b) If the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owners, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.
In such circumstances the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers (including hire paid under this Charter) as a direct consequence of such arrest or detention.

18. Lien
The Owners to have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterers or any sub-charterers and any Bill of Lading freight for all claims under this Charter~~, and the~~ Charterers ~~to~~ **shall not** have a lien on the Vessel for all moneys paid in advance and not earned.

19. Salvage
All salvage and towage performed by the Vessel shall be for the Charterers' benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

20. Wreck Removal
In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

21. General Average
The Owners shall not contribute to General Average.

22. Assignment, Sub-Charter and Sale
(a) The Charterers shall not assign this Charter~~. nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners, which shall not be unreasonably withheld, and subject to such terms and conditions as the Owners shall approve.~~
(b) Owners may unilaterally assign or transfer their rights and/or obligations under this Charter without requiring consent of the Charterer provided that by doing so Owners do not change Charterer's obligations under this Charter. The Owner will promptly notify Charterer prior to such arrangement and the Charterer will promptly on request acknowledge to the Owner and/or its assignee or transferee, in such terms as the Owner may request, that the Charterer is thereby obligated to the asignee or transferee on the terms of this Charter and, in relation to a transfer, provided the transferee confirms to Charterer that the transferee is bound by the Owner's obligations under this Charter, acknowledge that the Owner is released from such obligations.
(c) The Owners **or any Mortgagee under a Financial Instrument may sell the Vessel to any person to whom it transfers the Owners' obligations under this Charter (and shall inform the Charterers of the identity of such purchaser) provided that the Owners shall not sell the Vessel during the currency of this Charter where such sale would cause the Charterer to breach any US, UN or EU sanctions or any law or regulation to which the Charterers are subject. The Owners** shall not **otherwise** sell the Vessel during the currency of this Charter except with the prior written consent of the Charterers.~~, which shall not be unreasonably withheld, and subject to the buyer accepting an assignment of this Charter.~~

23. Contracts of Carriage
*) (a) The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause incorporating any legislation relating to carrier's liability for cargo compulsorily applicable in the trade; if no such legislation exists, the documents shall incorporate the Hague-Visby Rules. The documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.
~~*) (b) The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter shall contain a paramount clause incorporating any legislation relating to carrier's liability for passengers and their luggage compulsorily applicable in the trade; if no such legislation exists, the passenger tickets shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto.~~
*) *Delete as applicable.*

24. Bank Guarantee
(Optional, only to apply if Box 27 filled in)
~~The Charterers undertake to furnish, before delivery of the Vessel, a first class bank guarantee or bond in the sum and at the place as indicated in Box 27 as guarantee for full performance of their obligations under this Charter.~~

25. Requisition/Acquisition
(a) In the event of the Requisition for Hire of the Vessel by any governmental or other competent authority (hereinafter referred to as "Requisition for Hire") irrespective of the date during the Charter Period when "Requisition for Hire" may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that in the event of "Requisition for Hire" any Requisition Hire or compensation received or receivable by the Owners shall be payable to the Charterers during the remainder of the Charter Period or the period of the "Requisition for Hire" whichever be the shorter.
(b) In the event of the Owners being deprived of their ownership in the Vessel by any Compulsory Acquisition

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter

of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as "Compulsory Acquisition"), then, irrespective of the date during the Charter Period when "Compulsory Acquisition" may occur, this Charter shall be deemed terminated as of the date of such "Compulsory Acquisition". In such event Charter Hire to be considered as earned and to be paid up to the date and time of such "Compulsory Acquisition".

26. War

(a) For the purpose of this Clause, the words "War Risks" shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

(b) The Vessel, unless the written consent of the Owners be first obtained, shall not continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it reasonably appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, the Owners shall have the right to require the Vessel to leave such area.

(c) The Vessel shall not load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent's right of search and/or confiscation.

(d) ~~If the insurers of the war risks insurance, when Clause 14 is applicable, should require payment of premiums and/or calls because, pursuant to the Charterers' orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such insurers as being subject to additional premiums because of War Risks, then such premiums and/or calls shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due.~~

(e) The Charterers shall have the liberty **and the obligation:**

(i) to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii) to comply with the orders, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(iii) to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, **any applicable laws or directives of the USA**, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement.

~~(f) In the event of outbreak of war (whether there be a declaration of war or not) (i) between any two or more of the following countries: the United States of America; Russia; the United Kingdom; France; and the People's Republic of China, (ii) between any two or more of the countries stated in Box 36, both the Owners and the Charterers shall have the right to cancel this Charter, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with Clause 15, if the Vessel has cargo on board after discharge thereof at destination, or if debarred under this Clause from reaching or entering it at a near, open and safe port as directed by the Owners, or if the Vessel has no cargo on board, at the port at which the Vessel then is or if at sea at a near, open and safe port as directed by the Owners. In all cases hire shall continue to be paid in accordance with Clause 11 and except as aforesaid all other provisions of this Charter shall apply until redelivery.~~

~~**27. Commission**~~

~~The Owners to pay a commission at the rate indicated in Box 33 to the Brokers named in Box 33 on any hire paid under the Charter. If no rate is indicated in Box 33, the commission to be paid by the Owners shall cover the actual expenses of the Brokers and a reasonable fee for their work.~~

~~If the full hire is not paid owing to breach of the Charter by either of the parties the party liable therefor shall indemnify the Brokers against their loss of commission. Should the parties agree to cancel the Charter, the Owners shall indemnify the Brokers against any loss of commission but in such case the commission shall not exceed the brokerage on one year's hire.~~

28. Termination See Clause 49

~~(a) Charterers' Default~~

~~The Owners shall be entitled to withdraw the Vessel from the service of the Charterers and terminate the Charter with immediate effect by written notice to the Charterers if:~~

~~(i) the Charterers fail to pay hire in accordance with Clause 11. However, where there is a failure to make punctual payment of hire due to oversight, negligence, errors or omissions on the part of the Charterers or their bankers, the Owners shall give the Charterers written notice of the number of clear banking days stated in Box 34 (as recognised at the agreed place of payment) in which to rectify the failure, and when so rectified within such number of days following the Owners' notice, the payment shall stand as regular and punctual. Failure by the Charterers to pay hire within the number of days stated in Box 34 of their receiving the Owners' notice as provided herein, shall entitle the Owners to withdraw the Vessel from the service of the Charterers and terminate the Charter without further notice;~~

~~(ii) the Charterers fail to comply with the requirements of:~~
~~(1) Clause 6 (Trading Restrictions)~~
~~(2) Clause 13(a) (Insurance and Repairs)~~
~~provided that the Owners shall have the option, by written notice to the Charterers, to give the Charterers a specified number of days grace within which to rectify the failure without prejudice to the Owners' right to withdraw and terminate under this Clause if the Charterers fail to comply with such notice;~~

~~(iii) the Charterers fail to rectify any failure to comply with the requirements of sub-clause 10(a)(i) (Maintenance and Repairs) as soon as practically~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter

~~possible after the Owners have requested them in writing so to do and in any event so that the Vessel's insurance cover is not prejudiced.~~

~~(b) Owners' Default~~
~~If the Owners shall by any act or omission be in breach of their obligations under this Charter to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of fourteen (14) running days after written notice thereof has been given by the Charterers to the Owners, the Charterers shall be entitled to terminate this Charter with immediate effect by written notice to the Owners.~~

~~(c) Loss of Vessel~~
~~This Charter shall be deemed to be terminated if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss. For the purpose of this sub-clause, the Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.~~

~~(d) Either party shall be entitled to terminate this Charter with immediate effect by written notice to the other party in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the other party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.~~

~~(e) The termination of this Charter shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have.~~

29. Repossession See Clause 50

~~In the event of the termination of this Charter in accordance with the applicable provisions of Clause 28, the Owners shall have the right to repossess the Vessel from the Charterers at her current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities. Pending physical repossession of the Vessel in accordance with this Clause 29, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners. The Owners shall arrange for an authorised representative to board the Vessel as soon as reasonably practicable following the termination of the Charter. The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners' representative. All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterers' Master, officers and crew shall be the sole responsibility of the Charterers.~~

30. Dispute Resolution

*) **(a)** This Contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Contract shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

*) ~~(b) This Contract shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Contract shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~

*) ~~(c) This Contract shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Contract shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

~~(d) Notwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Contract.~~

~~In the case of a dispute in respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:-~~

~~(i) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the "Mediation Notice") calling on the other party to agree to mediation.~~

~~(ii) The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal ("the Tribunal") or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.~~

~~(iii) If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter

~~the parties.~~

~~(iv) The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.~~

~~(v) Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.~~

~~(vi) Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator's costs and expenses.~~

~~(vii) The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.~~

~~*(Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)*~~

~~(e) If Box 35 in Part I is not appropriately filled in, sub-clause 30(a) of this Clause shall apply. Sub-clause 30(d) shall apply in all cases.~~

~~*) *Sub-clauses 30(a), 30(b) and 30(c) are alternatives; indicate alternative agreed in Box 35.*~~

31. Notices See Clause 54

~~(a) Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.~~

~~(b) The address of the Parties for service of such communication shall be as stated in Boxes 3 and 4 respectively.~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

"BARECON 2001" Standard Bareboat Charter

OPTIONAL PART

PART III
PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY

(Optional, only to apply if expressly agreed and stated in Box 37)

1. Specifications and Building Contract

(a) The Vessel shall be constructed in accordance with the Building Contract (hereafter called "the Building Contract") as annexed to this Charter, made between the Builders and the Owners and in accordance with the specifications and plans annexed thereto, such Building Contract, specifications and plans having been counter-signed as approved by the Charterers.

(b) No change shall be made in the Building Contract or in the specifications or plans of the Vessel as approved by the Charterers as aforesaid, without the Charterers' consent.

(c) The Charterers shall have the right to send their representative to the Builders' Yard to inspect the Vessel during the course of her construction to satisfy themselves that construction is in accordance with such approved specifications and plans as referred to under sub-clause (a) of this Clause.

(d) The Vessel shall be built in accordance with the Building Contract and shall be of the description set out therein. Subject to the provisions of sub-clause 2(c)(ii) hereunder, the Charterers shall be bound to accept the Vessel from the Owners, completed and constructed in accordance with the Building Contract, on the date of delivery by the Builders. The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel's performance or specification or defects, if any. Nevertheless, in respect of any repairs, replacements or defects which appear within the first 12 months from delivery by the Builders, the Owners shall endeavour to compel the Builders to repair, replace or remedy any defects or to recover from the Builders any expenditure incurred in carrying out such repairs, replacements or remedies. However, the Owners' liability to the Charterers shall be limited to the extent the Owners have a valid claim against the Builders under the guarantee clause of the Building Contract (a copy whereof has been supplied to the Charterers). The Charterers shall be bound to accept such sums as the Owners are reasonably able to recover under this Clause and shall make no further claim on the Owners for the difference between the amount(s) so recovered and the actual expenditure on repairs, replacement or remedying defects or for any loss of time incurred. Any liquidated damages for physical defects or deficiencies shall accrue to the account of the party stated in Box 41(a) or if not filled in shall be shared equally between the parties. The costs of pursuing a claim or claims against the Builders under this Clause (including any liability to the Builders) shall be borne by the party stated in Box 41(b) or if not filled in shall be shared equally between the parties.

2. Time and Place of Delivery

(a) Subject to the Vessel having completed her acceptance trials including trials of cargo equipment in accordance with the Building Contract and specifications to the satisfaction of the Charterers, the Owners shall give and the Charterers shall take delivery of the Vessel afloat when ready for delivery and properly documented at the Builders' Yard or some other safe and readily accessible dock, wharf or place as may be agreed between the parties hereto and the Builders. Under the Building Contract the Builders have estimated that the Vessel will be ready for delivery to the Owners as therein provided but the delivery date for the purpose of this Charter shall be the date when the Vessel is in fact ready for delivery by the Builders after completion of trials whether that be before or after as indicated in the Building Contract. The Charterers shall not be entitled to refuse acceptance of delivery of the Vessel and upon and after such acceptance, subject to Clause 1(d), the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties, whether express or implied, as to the seaworthiness of the Vessel or in respect of delay in delivery.

(b) If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel to the Owners, the Owners shall upon giving to the Charterers written notice of Builders becoming so entitled, be excused from giving delivery of the Vessel to the Charterers and upon receipt of such notice by the Charterers this Charter shall cease to have effect.

(c) If for any reason the Owners become entitled under the Building Contract to reject the Vessel the Owners shall, before exercising such right of rejection, consult the Charterers and thereupon

(i) if the Charterers do not wish to take delivery of the Vessel they shall inform the Owners within seven (7) running days by notice in writing and upon receipt by the Owners of such notice this Charter shall cease to have effect; or

(ii) if the Charterers wish to take delivery of the Vessel they may by notice in writing within seven (7) running days require the Owners to negotiate with the Builders as to the terms on which delivery should be taken and/or refrain from exercising their right to rejection and upon receipt of such notice the Owners shall commence such negotiations and/ or take delivery of the Vessel from the Builders and deliver her to the Charterers;

(iii) in no circumstances shall the Charterers be entitled to reject the Vessel unless the Owners are able to reject the Vessel from the Builders;

(iv) if this Charter terminates under sub-clause (b) or (c) of this Clause, the Owners shall thereafter not be liable to the Charterers for any claim under or arising out of this Charter or its termination.

(d) Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in pursuing a claim therefor shall accrue to the account of the party stated in Box 41(c) or if not filled in shall be shared equally between the parties.

3. Guarantee Works

If not otherwise agreed, the Owners authorise the Charterers to arrange for the guarantee works to be performed in accordance with the building contract terms, and hire to continue during the period of guarantee works. The Charterers have to advise the Owners about the performance to the extent the Owners may request.

4. Name of Vessel

The name of the Vessel shall be mutually agreed between the Owners and the Charterers and the Vessel shall be painted in the colours, display the funnel insignia and fly the house flag as required by the Charterers.

5. Survey on Redelivery

The Owners and the Charterers shall appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of re-delivery. Without prejudice to Clause 15 (Part II), the Charterers shall bear all survey expenses and all other costs, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred. The Charterers shall also bear all loss of time spent in connection with any docking and undocking as well as repairs, which shall be paid at the rate of hire per day or pro rata.

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

"BARECON 2001" Standard Bareboat Charter

OPTIONAL PART

PART IV
HIRE/PURCHASE AGREEMENT

(Optional, only to apply if expressly agreed and stated in Box 42)

~~On expiration of this Charter and provided the Charterers have fulfilled their obligations according to Part I and II as well as Part III, if applicable, it is agreed, that on payment of the final payment of hire as per Clause 11 the Charterers have purchased the Vessel with everything belonging to her and the Vessel is fully paid for.~~

~~In the following paragraphs the Owners are referred to as the Sellers and the Charterers as the Buyers.~~

~~The Vessel shall be delivered by the Sellers and taken over by the Buyers on expiration of the Charter.~~

~~The Sellers guarantee that the Vessel, at the time of delivery, is free from all encumbrances and maritime liens or any debts whatsoever other than those arising from anything done or not done by the Buyers or any existing mortgage agreed not to be paid off by the time of delivery. Should any claims, which have been incurred prior to the time of delivery be made against the Vessel, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims to the extent it can be proved that the Sellers are responsible for such claims. Any taxes, notarial, consular and other charges and expenses connected with the purchase and registration under Buyers' flag, shall be for Buyers' account. Any taxes, consular and other charges and expenses connected with closing of the Sellers' register, shall be for Sellers' account.~~

~~In exchange for payment of the last month's hire instalment the Sellers shall furnish the Buyers with a Bill of Sale duly attested and legalized, together with a certificate setting out the registered encumbrances, if any. On delivery of the Vessel the Sellers shall provide for deletion of the Vessel from the Ship's Register and deliver a certificate of deletion to the Buyers.~~
~~The Sellers shall, at the time of delivery, hand to the Buyers all classification certificates (for hull, engines, anchors, chains, etc.), as well as all plans which may be in Sellers' possession.~~

~~The Wireless Installation and Nautical Instruments, unless on hire, shall be included in the sale without any extra payment.~~

~~The Vessel with everything belonging to her shall be at Sellers' risk and expense until she is delivered to the Buyers, subject to the conditions of this Contract and the Vessel with everything belonging to her shall be delivered and taken over as she is at the time of delivery, after which the Sellers shall have no responsibility for possible faults or deficiencies of any description.~~

~~The Buyers undertake to pay for the repatriation of the Master, officers and other personnel if appointed by the Sellers to the port where the Vessel entered the Bareboat Charter as per Clause 3 (Part II) or to pay the equivalent cost for their journey to any other place.~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

"BARECON 2001" Standard Bareboat Charter

OPTIONAL PART

PART V
PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY

(Optional, only to apply if expressly agreed and stated in Box 43)

1. Definitions

~~For the purpose of this PART V, the following terms shall have the meanings hereby assigned to them:~~

~~"The Bareboat Charter Registry" shall mean the registry of the State whose flag the Vessel will fly and in which the Charterers are registered as the bareboat charterers during the period of the Bareboat Charter.~~

~~"The Underlying Registry" shall mean the registry of the state in which the Owners of the Vessel are registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the Bareboat Charter Registration.~~

2. Mortgage

~~The Vessel chartered under this Charter is financed by a mortgage and the provisions of Clause 12(b) (Part II) shall apply.~~

3. Termination of Charter by Default

~~If the Vessel chartered under this Charter is registered in a Bareboat Charter Registry as stated in Box 44, and if the Owners shall default in the payment of any amounts due under the mortgage(s) specified in Box 28, the Charterers shall, if so required by the mortgagee, direct the Owners to re-register the Vessel in the Underlying Registry as shown in Box 45.~~

~~In the event of the Vessel being deleted from the Bareboat Charter Registry as stated in Box 44, due to a default by the Owners in the payment of any amounts due under the mortgage(s), the Charterers shall have the right to terminate this Charter forthwith and without prejudice to any other claim they may have against the Owners under this Charter.~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense caused as a result of discrepancies between the original BIMCO approved document and this computer generated document.

ADDITIONAL CLAUSES
to the Bareboat Charter dated June 8, 2011 between
Endurance Shipping LLC (as Owners) and Curby Navigation Ltd
(as Charterers)
in respect of
SUNGDONG HULL No. S-1125 (tbr m/v “NEWLEAD ENDURANCE”)
32. DEFINITIONS
32.1	In these Additional Clauses, words and phrases defined in the Call Option Agreement and not defined in this Charter shall have the same meaning when used herein and, unless the context otherwise requires, the following expressions shall have the following meanings:
32.1.1	“Approved Time Charter” means a time charter in respect of the Vessel between the Charterers as owners and the Time Charterer as charterer for a minimum period of 81 months at a daily rate of not less than USD15,000 per day less commissions not exceeding 4% and otherwise on terms acceptable to, and approved by, the Owners constituted by a recap in respect of which all subjects have been lifted;

32.1.2	“Approved Managers” means Newlead Bulkers S.A. or such other persons as may from time to time be nominated by Charterers and approved by the Owner in writing to carry out any management of the Vessel whether technical or commercial;

32.1.3	“Banking Day” means days on which banks are open for business and not authorised by law to close in New York;

32.1.4	“Builder” means Sungdong Shipbuilding and Marine Engineering Co. Ltd. of Tongyeong City, Korea;

32.1.5	“Charterers Accounts Pledge” means the account pledge over the Charterer’s Earnings Account, as referred to in Clause 48.1.1(b);

32.1.6	“Charterer’s Assignment” has the meaning given to it in Clause 48.1.1(a);

32.1.7	“Charterer’s Earnings Account” means the account designated “Newlead Endurance Earnings Account”, in the name of the Charterers and held with such bank as the Owners may require;

32.1.8	“Charter Guarantee” means the charter guarantee referred to in Clause 48.1.2;

32.1.9	“Charter Guarantor” means Newlead Holdings Ltd, a Bermuda corporation having its registered office at Canon’s Court, 22 Victoria Street, Hamilton, Bermuda, Hamilton, Bermuda;

32.1.10	“Charter Hire” has the meaning given to it in Clause 38.1;

32.1.11	“Charter Period” has the meaning given to it in Clause 37;

32.1.12	“Delivery Date” has the meaning given to it in Clause 33.2;

32.1.13	“Earnings” means all monies whatsoever due or to become due to the Charterers at any time during the Charter Period arising out of the use or operation of the Vessel including (without prejudice to the generality of the following) any earnings from the Approved Time Charter, all freight, hire and passage monies, compensation payable to the Charterers in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention monies and damages for breach (or payments for variation or termination) of any charterparty or any other contract of employment of the Vessel;

32.1.14	“Environmental Claim” means:
(a)	any claim which relates to the Vessel or its cargo from time to time by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person in relation to the Vessel or its cargo from time to time which relates to an Environmental Incident or to an alleged Environmental Incident, and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

32.1.15	“Environmental Incident” means:
(a)	any release of Environmentally Sensitive Material from the Vessel; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Vessel and/or the Charterers and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from the Vessel and in connection with which the Vessel is actually or potentially liable to be arrested and/or where the Charterers or the Approved Manager is at fault or allegedly at fault or otherwise liable to any legal or administrative action;
32.1.16	“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

32.1.17	“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

32.1.18	“Fair Market Value” means, in relation to the Vessel as at any date, the market value of the relevant Vessel to be conclusively determined on the basis of the average of valuations (which are not more than two months old at the time of the calculation of the Fair Market Value) provided by two reputable, independent and first class firms of shipbrokers appointed by the Owners. If the two valuations differ by a margin of over 15% then a third shipbroker shall be appointed by the Owners and the market value shall be the average of the three valuations. All valuations shall be on the basis of a charter-free sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer and at the expense of the Charterer;

32.1.19	“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:
(a)	money borrowed or raised;

(b)	any bond, note, loan stock, debenture or similar instrument;

(c)	acceptance or documentary credit facilities;

(d)	deferred payments for assets or services acquired;

(e)	rental payments under leases (whether in respect of land, machinery equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the asset leased;

(f)	guarantees, bonds, stand-by letters of credit or other instruments issued in connection with the performance of contracts;

(g)	obligations under any derivative instrument; and

(h)	guarantees or other assurances against financial loss in respect of indebtedness of any person falling within any of paragraphs (a) to (g) above;
32.1.20	“Financing” means any financing arrangements which the Owners may enter into from time to time to finance or refinance their purchase of the Vessel;

32.1.21	“Group Companies” means the Charterers, the Shareholder, the Charter Guarantor and any Subsidiary of any of them (each a “Group Company”);

32.1.22	“Insurances” means:
(a)	all policies and contracts of insurance, including entries of the Vessel in any protection and indemnity or war risks association, which are effected in respect of the Vessel or otherwise in relation to her, excluding monies payable in respect of loss of hire; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium, which are from time to time taken out for the benefit of the Charterers in relation to the Vessel;

32.1.23	“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) and A.788 (19), as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

32.1.24	“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time);

32.1.25	“Lenders” means those banks or financial institutions which are a party to any Financing from time to time (and “Lender” shall mean any of them);

32.1.26	“Major Casualty” means any casualty to the Vessel in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds USD200,000 or the equivalent in any other currency;

32.1.27	“MOA” means the Memorandum of Agreement for the sale and purchase of the Vessel dated the same date as this Charter (as same may be amended from time to time) made between the Seller, as seller and the Owners as buyer;

32.1.28	“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started provided that, if the period started on the last day in a calendar month or if there is no such numerically corresponding day, it shall end on the last day of such next calendar month or, if such last day is not a Banking Day, on the immediately preceding such Banking Day, and “months” and “monthly” shall be construed accordingly;

32.1.29	“Mortgagee” means any bank or financial institution to which the Owners grant a mortgage over the Vessel at any time;

32.1.30	“Option Agreement” means the option agreement dated the same date as this Charter and entered into between the Owners and the Charterers on the terms stated therein;

32.1.31	“Owners’ Account” means such account in the name of the Owners which is held with DnB NOR and is specified as being the “Owners Account” for the purposes of this Charter or such other account as the Owners may specify to the Charterers from time to time in writing;

32.1.32	“Permitted Security Interest” means any Security Interest over the Vessel granted to a Mortgagee or Lender pursuant to the terms of Financing;

32.1.33	“Pertinent Jurisdiction” means, in relation to a company:
(a)	England and Wales;

(b)	the country under the laws of which that company is incorporated or formed;

(c)	a country in which that company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of that company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of that company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority;

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);
32.1.34	“Security Interest” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement of arrangement having a similar effect;

32.1.35	“Seller” means the Charterers in their capacity as seller under the MOA;

32.1.36	“Shareholder” means Newlead Bulker Holdings Inc. a company incorporated in the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands;

32.1.37	“Share Pledge” means a pledge by the Shareholder of all the outstanding issued shares of the Charterer;

32.1.38	“Shipbuilding Contract” means the contract dated 23 January 2010 between the Builder as builder and the Seller as buyer for the construction of the Vessel as builder’s hull number S-1125;

32.1.39	“Subsidiary” means, in relation to a company or other entity, any other company or entity directly or indirectly controlled by such company or other entity, and for this purpose control means either the ownership of more than fifty per cent. (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or power to appoint or remove a majority of its board of directors having votes or direct policies and management whether by contract or otherwise;

32.1.40	“Taxes” shall have the meaning given in Clause 38.4;

32.1.41	“Termination Date” means the date specified in a notice served pursuant to Clause 50.1 as the date on which the chartering of the Vessel by the Charterers is to terminate;

32.1.42	“Termination Event” has the meaning given to it in Clause 49.1;

32.1.43	“Termination Sum” shall be calculated in accordance with Schedule 1;

32.1.44	“Time Charterer” means Deiulemar Shipping SpA, a company incorporated in Italy and acting through its office at Torre del Greco, Naples, Italy;

32.1.45	“Total Loss” has the meaning given in Clause 46.1.1;

32.1.46	“Total Loss Amount” shall be a sum calculated in accordance with Schedule 2;

32.1.47	“Total Loss Date” has the meaning given in Clause 46.1.2;

32.1.48	“Transaction Documents” means this Charter, the MOA, the Option Agreement, the Charter Guarantee, the Charterer’s Assignment, the Charterer’s Account Pledge and the Share Pledge;

32.1.49	“US GAAP” means generally accepted accounting principles applicable in the United States of America as at the date of this Charter;

32.1.50	“Vessel” means the vessel identified at Box 5 of Part 1 of this Charter.
32.2	The headings in this Charter do not affect its interpretation.

32.3	In the event of any conflict between these Additional Clauses and Part 1 and 2 of this Charter, these Additional Clauses shall have priority and shall override the wording of Part 1 and Part 2.
33. MOA AND DELIVERY
33.1	The Owners’ obligation to charter the Vessel to the Charterers under this Charter is conditional upon delivery of the Vessel to the Owners by the Seller pursuant to the MOA.

33.2	For the purposes of this Charter, the Vessel shall be deemed delivered to the Charterers simultaneously with delivery of the Vessel to the Owners by the Seller pursuant to the MOA (such date being the “Delivery Date”).

33.3	Without prejudice to the provisions of clause 33.2 above, the Owners and the Charterers shall on the Delivery Date sign a Protocol of Delivery and Acceptance evidencing delivery of the Vessel hereunder.
34. CANCELLING
Should the MOA be cancelled by the Owners pursuant to clause 13 of the MOA or considered null and void pursuant to clause 18 of the MOA, this Charter shall be cancelled forthwith and the Charterers shall make due compensation to the Owners for their loss and for all reasonable expenses together with interest in accordance with the MOA.
35. TERMS OF DELIVERY
35.1	Subject to clause 35.4 and 44.3 below, the Charterers acknowledge and agree that the Owners make no condition, term, representation or warranty, express or implied (and whether statutory or otherwise) as to seaworthiness, merchantability, condition, design, operation, performance, capacity or fitness for use of the Vessel or as to the eligibility of the Vessel for any particular trade or operation or any other condition, term, representation or warranty whatsoever, express or implied, with respect to the Vessel. The Charterers expressly agree to accept delivery of the Vessel whether or not the Vessel is seaworthy, in good working order and repair and whether or not subject to any defect or inherent vice, and the Charterers agree to remedy any defects and inherent vices (even if not known or discoverable at the time of delivery) and to put the Vessel into seaworthy condition and good working order and repair the Vessel to the extent that this is not the case. The Charterers further acknowledge and agree that the Owners make no warranty regarding the Vessel being free and clear of any encumbrance, mortgage, charge, lien, security interest or debt of whatsoever nature (together “Liens”) other than that it shall be free of any Liens created by the Owners.

35.2	Subject to clause 35.4 hereof, and without prejudice to the provisions of Clause 35.1, the Charterers hereby waive all their rights in respect of any condition, term, representation, or warranty express or implied (and whether statutory or otherwise) on the part of the Owners and all their claims against the Owners howsoever and whensoever the same may arise at any time in respect of the Vessel arising out of the operation or performance of the Vessel and the chartering thereof under this Charter (including in respect of the seaworthiness or otherwise of the Vessel) and, in particular and without prejudice to the generality of the foregoing, the Owners shall be under no liability whatsoever and howsoever arising in respect of any losses, costs, charges, expenses, fees, payments, liabilities, penalties, fines, damages or other sanctions of a monetary nature in respect of the injury, death, loss, damage or delay of or to or in connection with any person (which expression includes, but is not limited to, states, governments, municipalities and local authorities) or property whatsoever, whether on board the Vessel or elsewhere, irrespective of whether or when or where such injury, death, loss, damage or delay shall arise or of whether it shall arise as a result of the Vessel not being seaworthy or otherwise or of whether or not the Vessel or any part thereof is in the possession or under the control of the Charterers provided always that nothing in this Clause 35 shall exclude any liability of the Owners for death or personal injury resulting from negligence or for damages as a consequence of the Owners’ breach of their obligations under Clauses 17(b), 40.2 or 40.3. However, to the extent that any liability of the Owners for death or personal injury is incurred other than by reason of wilful default or negligence on the part of the Owner, the Charterers hereby indemnify the Owners in respect of the same.

35.3	The Charterers agree that the Owners shall be under no liability to supply any replacement vessel or any piece or part thereof during any period when the Vessel is unusable and shall not be liable to the Charterers or any other person as a result of the Vessel being unusable.

35.4	Nothing contained in this Clause 35 shall be construed as a waiver of any rights or remedies of the Charterers at law or in equity against the Owners in respect of any fraudulent or wilful misconduct of the Owners.
36. CONDITIONS PRECEDENT/SUBSEQUENT
36.1	Notwithstanding anything to the contrary in this Charter, the obligations of the Owner under this Charter, shall be subject to receipt by the Owners on or prior to the Delivery Date of the following in forms and substance acceptable to the Owner in its discretion:
(a)	such corporate documents as the Owner’s legal advisers may require (including the memorandum of association and articles of association (or equivalent documents), directors’ resolutions and, if required by the providers of legal opinions, shareholders’ resolutions) of the Charterers, the Shareholder and the Charter Guarantor;

(b)	such documentation and other evidence as is reasonably required by commercial enterprises in order for the Owners to comply with their “Know Your Customers” regulations or other checks in relation to the identity of any person that they are required by any applicable law to carry out in relation to commercial transactions;

(c)	the MoA and the Option Agreement, duly executed by the Seller and Charterers respectively;

(d)	the non refundable fee referred to in Clause 37.2;

(e)	the non-refundable premium of USD10,400,000 referred to in Clause 37.3 (unless such amount is to be set off against the Purchase Price);

(f)	a certified copy of the Shipbuilding Contract and an acknowledgement signed by the Builder of a notice of assignment to the Owner of the Seller’s rights under the post delivery warranty in the Shipbuilding Contract;

(g)	a certified copy of the Approved Time Charter and an acknowledgment signed by the Time Charterer of a notice of assignment to the Owner and of the Owner’s step in rights in relation to the Approved Time Charter;

(h)	the Charterer’s Assignment and the Charterer’s Accounts Pledge, each duly signed by Charterer together with all notices and other documents required to be signed thereunder and acknowledgements of such notices duly signed by all addressees of such notices, including an acknowledgement of the Charterers Accounts Pledge duly signed on behalf of the bank where the Charterer’s Earnings Account is held, and (if then available, failing which the same shall be a condition subsequent to be satisfied within fifteen (15) days of the Delivery Date), evidence that all insurance policies have been endorsed with such notice of assignment and a loss payable clause in accordance with the terms of the Charterers Assignment;

(i)	no Termination Event having occurred and continuing unremedied, and no other event having occurred and continuing, which with the giving of notice and/or lapse of time would, if not remedied, constitute a Termination Event;

(j)	each of the representations and warranties contained in Clause 40 of this Charter being true and correct in all material respects on the Delivery Date by reference to the facts and circumstances then existing;

(k)	the Owners having received such evidence as they may reasonably require that the Vessel will, as from the Delivery Date, be insured in accordance with the provisions of this Charter and that all requirements of this Charter in respect of such insurances have been complied with;

(l)	the Owners having received a favourable legal opinion from an independent insurance consultant acceptable to the Owner on such matters as the Owners may require;

(m)	the Owners having received the Charter Guarantee duly executed;

(n)	the Share Pledge duly signed by the Shareholder together with all documents required to be signed thereunder, each duly signed;

(o)	the Vessel having been delivered by the Builder to the Seller and all obligations of the Builder and of Sellers under the Shipbuilding Contract having been duly performed in accordance with their terms;

(p)	all obligations of the Sellers under the MoA having been duly performed in accordance with their terms;

(q)	the Owners having received a class confirmation certificate in respect of the Vessel issued by the classification society indicated in Box 10 evidencing that the Vessel is in class with no overdue recommendations or requirements against class;

(r)	the Owners having received a survey report as to the physical condition of the Vessel in a form and substance satisfactory to the Owners;

(s)	the Charterers having nominated Approved Managers in respect of both commercial management of the Vessel and technical management of the Vessel and Owners having approved such nomination;

(t)	the Owners having received on the Delivery Date, a copy of the current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates of the Vessel;

(u)	the Owners having received such confirmations from its legal advisers in such relevant jurisdictions as it selects that legal opinions in form and substance acceptable to the Owners will be issued on or following the Delivery Date;

(v)	the Owners having received documents establishing that the Vessel will, as from the date of delivery under the Charter, be managed by the Approved Manager on terms acceptable to the Owners, together with (i) a letter of undertaking in the form attached as Schedule 3 executed by the Approved Manager in favour of the Owner agreeing certain matters in relation to the management of the Vessel and subordinating the rights of the Approved Manager against the Vessel to the Owners, and (ii) copies of the Approved Manager’s Document of Compliance and of the Vessel’s Safety Management Certificate and International Ship Security Certificate (together with any details of the applicable safety management system which the Owner requires);

(w)	the Vessel having been registered in the name of the Owner under the laws and flag of Liberia; and

(x)	the Owners having received such documentation and other evidence as they may require under Clause 43.12.
37. CHARTER PERIOD, CHARTER FEES AND PREMIUM
37.1	Subject to the terms of this Charter, the period of chartering of the Vessel hereunder (the “Charter Period”) shall commence on the Delivery Date and shall terminate on the date which falls eighty four (84) months after the Delivery Date.

37.2	On or before the Delivery Date, the Charterer shall pay to the Owner a non-refundable fee set out in a separate side letter from the Charterer to the Owner dated on or about the date of this Charter.

37.3	On or before the Delivery Date, the Charterer shall pay to the Owner a non-refundable premium for the granting of this Charter and the Option Agreement in an amount of USD10,400,000. If such sum is not paid before the Purchase Price is required to be paid under the MOA, the Owner shall be entitled to set off such amount against the Purchase Price.
38. CHARTER HIRE
38.1	The Charterers shall, from the first day of the Charter Period until such time as the Vessel becomes a Total Loss or is redelivered in accordance with the terms of this Charter (even if beyond the Charter Period), pay charter hire (“Charter Hire”) to the Owners at the rate of US$9,500 per day.

38.2	Charter Hire shall be paid monthly in advance commencing on the Delivery Date.

38.3	Notwithstanding anything to the contrary contained in this Charter:-

38.3.1	The Charterers shall pay the Charter Hire in United States Dollars in funds with the same day value to the Owners’ Account, not later than 11.00 am (New York time) on the relevant payment date;

38.3.2	If any day for the making of any payment hereunder shall not be a Banking Day, the due date for payment of the same shall be the immediately preceding Banking Day;

38.3.3	Receipt of the Charter Hire from the Charterers into the Owners’ Account shall constitute payment by the Charterers to the Owners of the Charter Hire payable under this Charter.
38.4	Subject to the terms of this Charter, all payments hereunder shall be made net of all commissions and without any set-off or counterclaim whatsoever and free and clear of and without withholding or deduction for, or on account of, any present or future income, freight, stamp and other taxes, levies, imposts, duties, fees, charges, restrictions or conditions of any nature (collectively “Taxes”). If the Charterers are so required to make any withholding or deduction from any such payment for or on account of any Taxes, the sum due from the Charterers in respect of such payment will be increased to the extent necessary to ensure that, after making such withholding or deduction, the payment shall be of a net sum equal to the amount which would have been paid had no such withholding or deduction been required to be made. The Charterers will promptly deliver to the Owners any receipts, certificates or other proof evidencing the amounts, if any, paid to or payable in respect of any such withholding or deduction as aforesaid.

38.5	In the event of failure by the Charterers to pay on the due date for payment thereof, or in the case of a sum payable on demand, within two (2) Banking Days following the date of demand therefore, any hire or other amount payable by them under this Charter, the Charterers will pay to the Owners on demand default interest on such hire or such other amount from the date of such failure to the date of actual payment (both before and after any relevant judgment or the winding up of the Charterers) at the rate determined by the Owners and certified by them to the Charterers (such certification to be conclusive in the absence of manifest error) to be the equivalent of two per centum (2%) per annum above the rate at which Owners can borrow funds on a short term basis. The default interest payable by the Charterers as aforesaid shall be payable on demand.

38.6	Any default interest payable under this Charter shall accrue from day to day and shall be calculated on the actual number of days elapsed and a three hundred and sixty (360) day year.

38.7	The Charterers’ obligations to pay hire shall, subject to the terms of this Charter, be absolute, irrespective of any contingency whatsoever, including (but not limited to):
38.7.1	any set-off (except as set out in this Charter), counterclaim, recoupment, defence, deduction, withholding or other right which the Charterers may have against the Owners or any other person;

38.7.2	any unavailability of the Vessel for any reason, including (but not limited to) any lack or invalidity of title (provided the same is due to deficiencies in the title to the Vessel acquired by the Owners pursuant to the MOA) or any other defect in the title, condition, design, operation or fitness for use of the Vessel or the ineligibility of the Vessel for any particular trade or for documentation under the laws of any country or any damage to the Vessel.

39. FLAG
39.1	The Charterers shall, at their own expense, upon the Delivery Date arrange for the Vessel to be registered in the name of the Owners under the flag of Liberia. Throughout the Charter Period, the Charterers shall be responsible for, and shall indemnify the Owners in respect of, the maintenance of and compliance with all ongoing administrative and reporting requirements of the Liberian Ship Registry and/or the maritime authorities of Liberia, and for the payment of all costs, charges, expenses, fees and taxes charged to the Owners or the Charterers by the Liberian Ship Registry, any Liberian authority, any resident agent or any agent or advisor in connection with such registration of the Vessel in Liberia.

39.2	The Charterers shall not change the flag or registry of the Vessel without the prior written consent of the Owners, not to be unreasonably withheld or delayed. Likewise, no change shall be made to the Vessel’s flag without the Charterer’s written consent, which is not to be unreasonably withheld or delayed.
40. REPRESENTATIONS AND WARRANTIES
40.1	The Charterers acknowledge that the Owners have entered into this Charter in full reliance on representations by the Charterers in the following terms; and the Charterers now warrant to the Owners that the following statements are, at the date hereof, and on the Delivery Date will be, true and accurate:-
40.1.1	The Charterers are duly incorporated and validly existing under the laws of Liberia as a Liberian corporation;

40.1.2	The entire issued share capital and stock of the Charterers is legally and beneficially owned by the Shareholder and will be so owned throughout the Charter Period.

40.1.3	The entire issued share capital and stock of the Shareholder is legally and beneficially owned by the Charter Guarantor and will be so owned throughout the Charter Period.

40.1.4	The Charterers have the power to conduct their business as it is now carried on, to own or hold under lease their assets, to execute, deliver and perform their obligations under this Charter, and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of this Charter;

40.1.5	This Charter constitutes the valid and legally binding and enforceable obligations of the Charterers ranking at least pari passu with all other of their unsecured obligations and liabilities (actual or contingent) other than any mandatorily preferred by law;

40.1.6	The entry into and performance by the Charterers of this Charter or any other Transaction Document to which it is a party does not, and will not during the Charter Period, violate (i) any existing law or regulation of any governmental or official authority or body to which the Charterers or their business operations are subject, or (ii) the constitutional documents of the Charterers, or (iii) any agreement, contract or other undertaking to which the Charterers are a party or which is binding on the Charterers or any of their assets;

40.1.7	All consents, licences, approvals and authorisations required in connection with the entry into, performance, validity and enforceability of this Charter have been obtained and are, or will on and following the Delivery Date be, in full force and effect;

40.1.8	No litigation, arbitration or administrative proceeding is taking place against the Charterers or against any of their assets which is likely to be adversely determined and, if adversely determined, would have a material adverse effect on the Charterers’ ability to perform their obligations under this Charter;

40.1.9	The representations and warranties contained in the Charter Guarantee are, at the date thereof, and on the Delivery Date will be, true, accurate and complied with; and

40.1.10	The Approved Time Charter constitutes valid and binding and enforceable obligations of the parties thereto, the copy delivered to the Owners before the date of this Charter is a true and complete copy thereof and there has been no amendment or addition to the Approved Time Charter nor has any party thereto waived any of their respective rights thereunder except as notified to the Owners.

40.1.11	The copy of the Shipbuilding Contract provided to the Owners prior to the date of this Charter is a true copy and sets out the entirety of the agreement between the Builder and the Sellers in relation to the Vessel.
40.2	The Owners acknowledge that the Charterers have entered into this Charter in full reliance on representations by the Owners in the following terms; and the Owners now warrant to the Charterers that the following statements are, at the date hereof, and on the Delivery Date will be, true and accurate:-.
40.2.1	The Owners are duly incorporated and validly existing under the laws of the Marshall Islands as a limited liability corporation;

40.2.2	The Owners have the power to conduct their business as it is now carried on, to own or hold under lease their assets, to execute, deliver and perform their obligations under this Charter, and all necessary corporate, member and other action has been taken to authorise the execution, delivery and performance of this Charter;

40.2.3	This Charter constitutes the valid and legally binding and enforceable obligations of the Owners ranking at least pari passu with all other of their unsecured obligations and liabilities (actual or contingent) other than any mandatorily preferred by law;

40.2.4	The entry into and performance by the Owners of this Charter does not, and will not during the Charter Period, violate (i) any existing law or regulation of any governmental or official authority or body to which the Owners or their business operations are subject, or (ii) the constitutional documents of the Owners, or (iii) any agreement, contract or other undertaking to which the Owners are a party or which is binding on the Owners or any of their assets;

40.2.5	All consents, licences, approvals and authorisations required in connection with the entry into, performance, validity and enforceability of this Charter have been obtained and are, or will prior to the Delivery Date be, in full force and effect; and

40.2.6	No litigation, arbitration or administrative proceeding is taking place against the Owners or against any of their assets which is likely to be adversely determined and, if adversely determined, would have a material adverse effect on the Owners’ ability to perform their obligations under this Charter.
40.3	The representations and warranties contained in Clauses 40.1 and 40.2 hereof shall be deemed to be repeated by the Charterers and the Owners respectively on and as of the Delivery Date and on each day thereafter during the Charter Period as if made with reference to the facts and circumstances existing on such date, and the rights of the Owners and the Charterers respectively in respect thereof shall survive delivery of the Vessel hereunder.
41. CHARTERERS’ GENERAL UNDERTAKINGS
The Charterers undertake and agree that throughout the Charter Period they will:

41.1	Provide to the Owners:
41.1.1	the English language unaudited management accounts of the Charterers, prepared in accordance with US GAAP, as soon as is available and in no event later than 180 days after the end of the Charter’s financial year; and

41.1.2	the English language consolidated audited annual financial statements of the Charter Guarantor, prepared in accordance with US GAAP, as soon as is available and in no event later than 180 days after the end of Charter Guarantor’s financial year; and

41.1.3	the English language consolidated unaudited quarterly financial statements of the Charter Guarantor, prepared in accordance with US GAAP and including footnotes, as soon as is available and in no event later than 90 days after each quarterly reporting period.
41.2	Procure that where there has been a change in the generally accepted accounting principle applicable in the United States of America following the date of this Charter, any accounts prepared in accordance with such modified GAAP and delivered hereunder shall also include appropriate adjustments to show what they would have been under US GAAP.

41.3	Procure that there shall be no change in their legal or beneficial ownership or in their control or management.

41.4	Procure that no substantial change is made to the general nature of their business, or the general nature of the Charter Guarantor’s business, from that carried on at the date of this Charter.

41.5	Not enter into any amalgamation, demerger, merger or corporate reconstruction.

41.6	Comply in all respects with all laws and regulations to which they may be subject.

41.7	Not make or pay any dividend or other distribution (in cash or in kind) in respect of their share capital without the prior written consent of the Owners.

41.8	Not incur any Financial Indebtedness other than that which is created by this Charter.

41.9	Upon the request of the Owners, use all reasonable efforts to assist the Owners in negotiating and entering into any Financing, if required from time to time.

41.10	Enter into, and procure that the Charter Guarantor enter into, any agreements, deeds, undertakings and other documents as the Owners may require in connection with any Financing, or proposed Financing, including, without limitation, entering in to such direct operating and insurance covenants in relation to the Vessel and security assignments as may be required by the Lenders in relation to the Financing.

41.11	Procure that the Shareholder shall acknowledge in such terms as the Owners may require notices of any security assignment entered into pursuant to any Financing.
42. CHARTERERS’ UNDERTAKINGS IN RESPECT OF EARNINGS AND CHARTERER’S EARNINGS ACCOUNT
42.1	The Charterers shall ensure that, throughout the Charter Period, all of the Earnings are paid to the Charterers Earnings Account;

42.2	The Charterers shall
42.2.1	comply with any requirement of the Owners as to the location or re-location of the Charterer’s Earnings Account; and

42.2.2	execute any documents which the Owners specify to create or maintain a Security Interest over the Charterer’s Earnings Account.
43. CHARTERERS’ VESSEL UNDERTAKINGS
43.1	The Charterers shall ensure that the Vessel is at all times employed in accordance with the general employment strategy of the Charterers.

43.2	The Charterers shall enter into the Approved Time Charter on or before the Delivery Date, shall deliver the Vessel under the Approved Charter on or before the fourth day after the Delivery Date and shall operate the Vessel pursuant to the Approved Time Charter for a period of not less than 81 months.

43.3	The Charterers shall not vary or amend the terms, or agree to the premature termination, of the Approved Time Charter without the prior written consent of the Owners.

43.4	The Charterers shall keep the Vessel in a good and safe condition and state of repair:
43.4.1	consistent with first-class ship ownership and management practice;

43.4.2	so as to maintain the Vessel’s current class with Bureau Veritas of Shipping, free of overdue recommendations and conditions affecting the Vessel’s class or the equivalent with such other classification society which is a member of the IACS and which is agreed with the Owners; and

43.4.3	so as to comply with all laws and regulations applicable to vessels registered at ports in Liberia or to vessels trading to any jurisdiction to which the Vessel may trade from time to time, including but not limited to the ISM Code and the ISPS Code;
43.5	The Charterers shall operate, maintain and insure the Vessel so as to comply with and satisfy in full the requirements of, the Owners’ obligations under any Financing if and to the extent such obligations are notified to the Charterer by the Owners at any time or from time to time during the Charter Period.

43.6	Except in the circumstances described in Clause 43.7 below, the Charterers shall not, unless the Owners’ prior written consent is obtained, make any modification or repairs to, or replacement of, the Vessel or equipment installed on the Vessel which would or might materially alter the structure, type or performance characteristics of the Vessel or materially reduce its value;

43.7	Notwithstanding Clause 43.6 above, the Owner’s consent shall not be required to carry out the actions described therein in the event of an emergency of such nature that necessitates those actions being taken and which does not allow the Charterers time to obtain the Owner’s consent prior to carrying them out. In these circumstances, the Charterers shall, as soon as practicable, inform the Owner of the actions taken and, at the request of the Owner and to the extent possible, the Charterers shall undo any such work carried out on the Vessel or its equipment prior to the redelivering the Vessel to the Owner.

43.8	The Charterers shall permit the Owners, at the Charterers’ expense, to arrange for the Vessel to be fully surveyed not less than once per year and the Charterers shall submit the Vessel to all periodical or other surveys which may be required for classification purposes and shall provide the Owners with copies of all survey reports;

43.9	The Charterers shall permit the Owners (by surveyors or other persons appointed by it for that purpose) to board the Vessel at any time to inspect its condition or to satisfy themselves about proposed or executed repairs and to review the Vessel’s operating and/or insurance records without interfering with the Vessel’s operation and shall afford all proper facilities for such inspections and, to the extent that such inspections are additional to those surveys referred to in Clause 43.7 above, such inspections shall be at the cost of the Owners.

43.10	The Charterers shall promptly discharge:
43.10.1	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessel, the Earnings or the Insurances;

43.10.2	all taxes, dues and other amounts charged in respect of the Vessel, the Earnings or the Insurances; and

43.10.3	all other outgoings whatsoever in respect of the Vessel, the Earnings or the Insurances, and, forthwith upon receiving notice of the arrest of the Vessel, or of its detention in exercise or purported exercise of any lien or claim, the Charterers shall procure its release by providing bail or otherwise as the circumstances may require;

43.11	The Charterers shall:
43.11.1	comply, and procure the Approved Manager’s compliance, with the ISM Code and the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Vessel, its ownership, operation and management or to the business of the Charterers;

43.11.2	not employ the Vessel nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

43.11.3	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Vessel to enter or trade to any zone which is declared a war zone by any government or by the Vessel’s war risks insurers unless the prior written consent of the Owners has been given and the Charterers have (at their expense) effected any special, additional or modified insurance cover which the Owners may require;
43.12	The Charterers shall promptly provide the Owners with any information, if and when required by the Owners, regarding:
43.12.1	the Vessel, its employment, position and engagements;

43.12.2	the Earnings and payments and amounts due to the master and crew of the Vessel;

43.12.3	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Vessel and any payments made in respect of the Vessel;

43.12.4	any towages and salvages;

43.12.5	its compliance, the Approved Manager’s compliance and the compliance of the Vessel with the ISM Code and the ISPS Code;

43.12.6	and, upon the Owners request, provide copies of any current charter relating to the Vessel, of any current charter guarantees and copies of the Vessel’s Document of Compliance;
43.13	The Charterers shall immediately notify the Owners by email, confirmed forthwith by letter of:
43.13.1	any casualty which is or is likely to be or to become a Major Casualty;

43.13.2	any occurrence as a result of which the Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss;

43.13.3	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

43.13.4	any arrest or detention of the Vessel, any exercise or purported exercise of any lien on the Vessel or its Earnings or any requisition of the Vessel for hire;

43.13.5	any intended dry docking of the Vessel;

43.13.6	any Environmental Claim made against the Charterers or in connection with the Vessel, or any Environmental Incident;

43.13.7	any claim for breach of the ISM Code or the ISPS Code being made against the Charterers, an Approved Manager or otherwise in connection with the Vessel; or

43.13.8	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;

and the Charterers shall keep the Owners advised in writing as and when required by the Owners and in such detail as the Owners shall require of the Charterers’, each Approved Manager’s or any other person’s response to any of those events or matters;

43.14	The Charterers shall not, without the prior written consent of the Owners:
43.14.1	let the Vessel on demise charter for any period;

43.14.2	save for the Approved Time Charter, enter into any time or consecutive voyage charter in respect of the Vessel for a term which exceeds, or which by virtue of any optional extensions may exceed, 9 months without the consent of the Owners, such consent not to be unreasonably withheld;

43.14.3	enter into any charter in relation to the Vessel under which more than 2 months’ hire (or the equivalent) is payable in advance unless disclosed to the Owners in advance;

43.14.4	charter the Vessel otherwise than on bona fide arm’s length terms at the time when the Vessel is fixed;

43.14.5	appoint a manager of the Vessel other than an Approved Manager or agree to any alteration to the terms of an Approved Manager’s appointment without the prior written consent of the Owners which is not to be withheld or delayed;

43.14.6	make any changes relating to the classification or classification society or manager or operator of the Vessel;

43.14.7	de-activate or lay up the Vessel; or

43.14.8	put the Vessel into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed USD500,000 (or the equivalent in any other currency) Provided that where the Charterers request the Owners’ consent for the purposes of this Clause 43.14.8 the Owners’ consent shall not be unreasonably withheld or delayed;
43.15	The Charterers shall not create or permit to arise any Security Interest over the Vessel other than Permitted Security Interests.

43.16	The Charterers shall carry on board the Vessel a certified copy of any mortgage of the vessel that may be entered into by the Owners from time to time as part of any Financing and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of the Vessel a framed printed notice stating that the Vessel is mortgaged by the Owners to the relevant Mortgagee.
44. OWNERS’ UNDERTAKINGS
The Owners undertake and agree that throughout the Charter Period they will:-

44.1	Maintain their separate corporate existence and remain in good standing under the laws of the Marshall Islands;

44.2	Obtain and promptly renew from time to time, and whenever so required, promptly furnish certified copies to the Charterers of, all such authorisations, approvals, consents and licences as may be required under any applicable law or regulation to enable the Owners to perform their obligations under this Charter or as may be required for the validity or enforceability of this Charter, and the Owners shall in all material respects comply with the terms of the same;

44.3	Have sufficient title to the Vessel to be able to make it available to the Charterers on the terms of this Charter, subject to any deficiencies in the title to the Vessel acquired by the Owners pursuant to the MOA.

44.4	Not, unless a Termination Event shall have occurred, disturb or interfere with the Charterers’ or any permitted sub-charterers quiet and peaceful use, possession and enjoyment of the Vessel.

44.5	Not, during the Charter Period, without the Charterer’s prior written consent (such consent not to be unreasonably withheld or delayed) effect any mortgage on the Vessel unless the principal amount of any loan secured by such mortgage is $26,600,000 or less.
45. INDEMNITIES
45.1	The Charterers shall on demand indemnify and keep indemnified the Owners, any Mortgagee and/or their respective officers and members of the management board or shareholders (the “Indemnified Parties”) against:
45.1.1	Any taxes imposed on, or suffered by, the Owners; and

45.1.2	All costs, charges, expenses, fees, taxes (including, without limitation, all costs, charges, expenses, fees and/or taxes to be imposed on the Owners by the Liberian Ship Registry or other governmental bodies in Liberia and including in relation to the Owner’s business, profits and any distributions made to its members), losses, payments, liabilities, penalties, fines, damages or other sanctions of a monetary nature (collectively, “Losses”) suffered or incurred by the Owners and arising directly or indirectly in any manner out of the design, manufacture, delivery, non delivery, purchase, importation, registration, incorporation, ownership, management, chartering, sub-chartering, possession, control, use, operation, condition, maintenance, repair, replacement, refurbishment, modification, overhaul, insurance, sale or other disposal, return or storage of or loss of or damage to the Vessel or otherwise in connection with the Vessel (whether or not in the control or possession of the Charterers) including any and all claims in tort or in contract by a sub-charterer of the Vessel or by the holders of any bills of lading issued by the Charterers or any sub-charterer, provided always that the indemnity in respect of Losses contained in this Clause 45 shall not extend to any Losses of the Owners as a consequence of the value of the Vessel at the end of the Charter Period unless such Losses shall have resulted from any breach by the Charterers of the terms of the Charter; and

45.1.3	All Losses suffered or incurred by the Owners which result directly or indirectly from documented claims which may at any time be made on the ground that any design, article or material of or in the Vessel or the operation or use thereof constitutes or is alleged to constitute an infringement of patent or copyright or registered design or other intellectual property right or any other right whatsoever; and

45.1.4	All Losses suffered or incurred by the Owners in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Vessel, or in securing the release of the Vessel therefrom, and

45.1.5	All Losses suffered or incurred by the Owners, any Mortgagee and any other Lenders with respect to or as a direct result of the presence, escape, seepage, spillage, leaking, discharge or migration from the Vessel of oil or any other hazardous substance, including without limitation, any claims asserted or arising under the US Oil Pollution Act of 1990 or the US Comprehensive Environmental Response Compensation and Liability Act of 1980 (as either may be amended and/or re-enacted from time to time hereafter) or similar legislation in any other jurisdiction, regardless of whether or not caused by or within the control of the Charterers and regardless of whether or not caused as a consequence of any deficiencies in the technical condition of the Vessel on the Delivery Date; and

45.1.6	All Losses suffered or incurred by the Owners and/or its respective officers or members of the management board or shareholders or members and/or any Mortgagee and any other Lenders, as a consequence of any violation by the Charterers or any sub-charterer of U.S. law or any other laws pursuant to which the Vessel and/or her trading or operations shall be subject from time to time;

provided always that the Charterers shall be entitled to take, in the name of the Owners, such reasonable action as the Charterers see fit to defend or avoid any Losses or to recover the same from any third party but subject to the Charterers first ensuring that the Owners are indemnified and secured to their satisfaction against all Losses thereby incurred or to be incurred.
45.2	If, under any applicable law, whether as a result of judgment against the Charterers or the liquidation of the Charterers or for any other reason, any payment to be made by the Charterers under or in connection with their Charter is made or is recovered in a currency other than the currency (the “currency of obligation”) in which it is payable pursuant to this Charter then, to the extent that the payment (when converted into the currency of obligation at the rate of exchange on the date for the determination of liabilities permitted by the applicable law) falls short of the amount unpaid under this Charter, the Charterers shall as a separate and independent obligation, fully indemnify the Owners against the amount of the shortfall; and for the purposes of this sub-clause “rate of exchange” means the best rate at which the Owners are able on the relevant date to purchase the currency of obligation with the other currency.

45.3	The indemnities contained in this Clause 45 shall survive any termination or other ending of this Charter and any breach of, or repudiation or alleged repudiation by, the Charterers or the Owners of this Charter, but the indemnities contained in this Clause 45 shall not apply if and to the extent that the relevant cost, charge, expense or Losses arise as a result of (i) any act, neglect or default of or by any person (other than the Charterers) subsequent, notwithstanding the provisions of this Charter or the other arrangements agreed between the Owners and the Charterers, to any redelivery of the Vessel to the Owners or any other provision of this Charter or (ii) any fraudulent or wilful misconduct, recklessness or gross and culpable negligence of the Indemnified Party claiming such indemnity. All moneys payable by the Charterers under this Clause 45 shall be paid on demand.
46. TOTAL LOSS
46.1	For the purposes of this Charter:

46.1.1	“Total Loss” means:
(a)	an actual, constructive, arranged, agreed or compromised total loss of the Vessel; and

(b)	any expropriation, confiscation, requisition or acquisition of the Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the full control of the Owners or the Charterers (as the case may be); and

(c)	any arrest, capture, seizure or detention of the Vessel (including any hijacking or theft) unless it is within 1 month redelivered to the full control of the Owners or the Charterers (as the case may be).
46.1.2	“Total Loss Date” means:
(a)	in the case of an actual loss of the Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Vessel, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Owners with the Vessel’s insurers in which the insurers agree to treat the Vessel as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Owner that the event constituting the total loss has occurred;
46.2	If the Vessel shall become a Total Loss, Charter Hire shall cease to accrue on the earlier of (i) the date on which the Owners receive the insurance proceeds payable by the insurer consequent upon the Total Loss and (ii) 120 days after the Total Loss Date.

46.3	In the event that, following the occurrence of a Total Loss, the Owners (or any Mortgagee or whomsoever shall be named as loss payee) shall, for any reason, not have received the applicable Total Loss Amount in full out of the insurance proceeds or compensation amounts (if any) within one hundred and twenty (120) days (or such longer period as the Owners may agree) following the Total Loss Date, the Charterers shall thereupon forthwith on demand pay to the Owners (or any Mortgagee or whomsoever shall be named as loss payee) such amount as the Owners shall specify in writing to the Charterers, to be equal to the amount by which the applicable Total Loss Amount exceeds the amount of insurance proceeds or compensation moneys (if any) received by the Owners (or any Mortgagee as assignee) prior to such payment by the Charterers. Upon receipt by the Owners of all amounts payable pursuant to this Clause 46.3 or otherwise under the Charter, the Owners shall assign to the Charterers all of their rights and interests in respect of any claims for the Total Loss of the Vessel.

46.4	In the event that the amount of the insurance proceeds or compensation moneys (if any) which the Owners (or the Mortgagee as assignee) receive and are entitled to retain exceeds the Total Loss Amount the Owners shall thereupon forthwith pay to the Charterers the amount of any excess.
47. INSURANCES
47.1	During the Charter Period the Vessel shall be kept insured by the Charterers against
(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks; and

(d)	any other risks against which the Owners consider, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Owners be reasonable for the Charterers to insure and which are specified by the Owners by notice to the Charterers.
47.2	The Charterers undertake with the Owners to comply with the following provisions of this Clause 47.2 at all times during the Charter Period:
47.2.1	all insurances to be taken out for the Vessel shall be effected and maintained by the Charterers:
(a)	in the name of the Owners, the Charterers, any Mortgagee and otherwise as the Owners and the Charterers may agree;

(b)	in an amount of marine and war risks cover of no less than the higher of (i) the market value of the Vessel from time to time, and (ii) 120% of the amount referred to in Schedule 2, paragraph (a) and (b) as being applicable to the date of the placing of the relevant insurance (or such other amount as may be agreed from time to time between the Charterers and the Owner, or any Mortgagee (in its capacity as mortgagee and loss payee));

(c)	so that the protection and indemnity risks are covered through a member of the International Group of Protection and Indemnity Associations or other such association as the Owners agree and include, in the case of oil pollution liability risks, cover for an aggregate amount equal to the highest level of cover available from to time under the basic P&I Club entry policy (currently one billion United States Dollars);

(d)	upon such terms and by policies and/or entries in such forms as shall from time to time be approved in writing by the Owners and any Mortgagee; and

(e)	through such brokers (hereinafter called the “approved brokers”) and with such insurance companies, underwriters, war risks and protection and indemnity associations or insurers (hereinafter called the “approved insurers”) as shall, in each case, from time to time be approved in writing by the Owners and any Mortgagee;
47.2.2	all such insurances shall be renewed by the Charterers at least fourteen (14) days before the relevant policies or contracts expire and the approved brokers and/or the approved insurers shall promptly confirm in writing to the Owners and any Mortgagee as and when each such renewal is effected and, in the event of any renewal not being effected by the Charterers as aforesaid, shall notify the Owners and any Mortgagee forthwith;

47.2.3	the Charterers shall pay punctually all premiums, calls, contributions or other sums payable in respect of all such insurances and produce all relevant receipts when so required by the Owners or any Mortgagee;

47.2.4	the Charterers shall arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity or war risks association;

47.2.5	the Charterers shall procure that the policies and/or entries in respect of the insurances against marine and war risks are, in each case, endorsed with the interest of the Owners and any Mortgagee to the effect that:
(a)	payment of a claim for a Total Loss of the Vessel will be made to the Mortgagee, if any, in its capacity as mortgagee and loss payee (until such mortgage has been discharged, after which to the Owners).

(b)	payment of a claim in respect of a Major Casualty shall be made to the Mortgagee, if any, until such mortgage has been discharged, after which to the Owners, and the Owners shall pay such sums to the Charterers as and when the relevant repairs on the Vessel has been completed and paid for.

(c)	payment of a claim which is not a Major Casualty shall be paid (i) if at the time of the payment the relevant repairs on the Vessel have not been completed and paid for, to the Owners, or (ii) if the relevant repairs on the Vessel have been completed and paid for, to the Charterers.
47.2.6	the Charterers shall procure that the entries or insurances in respect of protection and indemnity risks shall provide for moneys payable thereunder to be paid either:
(a)	to the person by whom was incurred the liability in respect of which the relevant money was paid or, unless and until the Owners or any Mortgagee shall direct (following the occurrence of any Termination Event) that they shall be paid to the Owners or such Mortgagee, whereupon they shall be so paid;

(b)	to the Charterers in reimbursement for any payment properly made by the Charterers to a third party;
47.2.7	the Charterers shall procure that the interest of the Owners as owner of the Vessel and any Mortgagee as mortgagee of the Vessel and as loss payee of all insurance proceeds shall be recorded on all policies and shall be confirmed to the Owners and any Mortgagee in conformity with applicable market practice and with their requirements;

47.2.8	the Charterers shall not do any act or permit or allow any act to be done whereby any insurance required as aforesaid shall or may be suspended, impaired or become defective;

47.2.9	the Charterers shall apply all such sums receivable in respect of the insurances as are paid to the Charterers in accordance with the terms of this Charter for the purpose of making good the loss and fully repairing all damage in respect whereof the insurance moneys shall have been received; and

47.2.10	the Charterers shall not make any alteration to any of the terms of the instruments of insurance referred to in this Clause without the prior written approval of the Owners and, if applicable, the Mortgagee and shall not make, do, consent or agree to any act or omission which would or might render any such instrument of insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part.

47.2.11	the Charterers shall ensure that all approved brokers provide the Owners with pro forma copies of all policies relating to the insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Owners and including undertakings by the approved brokers that:
(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Owners in accordance with the said loss payable clause;

(c)	they will advise the Owners immediately of any material change to the terms of the insurances;

(d)	they will notify the Owners, not less than fourteen (14) days before the expiry of the insurances, in the event of their not having received notice of renewal instructions from the Charterers or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Owners of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the Vessel under such insurances any premiums or other amounts due to them or any other person in respect of any vessel other than the Vessel, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Vessel forthwith upon being so requested by the Owners.
47.2.12	the Charterers shall ensure that all policies relating to insurances are deposited with the approved brokers through which the insurances are effected or renewed.

47.2.13	the Charterers acknowledge that the Owners or their Mortgagee may from time to time or at all times during the Charter Period maintain and renew a mortgagee’s interest marine insurance (including ‘additional perils’) in such amount as may be required by the Owners or their Mortgagee and on such terms, through such insurers and generally in such manner as the Owners or their Mortgagee may from time to time consider appropriate. The Charterers shall fully indemnify the Owners in respect of all premia and other expenses which are incurred by the Owners or their Mortgagee in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

47.2.14	the Charterers shall, in addition to the foregoing, ensure that the insurances always comply with the requirements of any Financial Instrument and, if there is any conflict between the terms of this Clause 47 and the insurance requirements of any

Financial Instrument, the insurance requirements of the Financial Instrument shall prevail.
48. SECURITY
48.1	As security for their due and punctual performance under this Charter, the Charterers hereby agree that:
48.1.1	they will:
(a)	assign to the Owners all of their rights, title and interests in and to (i) all policies and contracts of insurance (which expression includes all entries of the Vessel in protection and indemnity or war risks associations) which are from time to time taken out or entered into by the Charterers in respect of the Vessel pursuant to this Charter and (where the context permits) all benefits thereof, including all claims of any nature and returns of premium, (ii) the Earnings (iii) any charters, pooling agreements or contracts of employment in respect of the Vessel that have a possible term of nine (9) months or more, including the Approved Time Charter (and any guarantee thereof) (the “Charterers Assignment”) and (iv) any post delivery Vessel warranties by the Builder in favour of the Charterer (in its capacity as buyer under the Shipbuilding Contract) they will execute the Charterers Assignment in such form as the Owners may reasonably request and will procure that any affected charterer or other counterparty consents to the Owners having step in rights in relation to any assigned charter, pooling agreement or contract of employment on terms acceptable to Owner; and

(b)	execute an account security deed in respect of the Charterers Earnings Account in favour of the Owners (the “Charterers Account Pledge”) in such form as the Owners may reasonably request;
48.1.2	they will procure the issue by the Charter Guarantor of a guarantee (the “Charter Guarantee”) in favour of the Owners and on such terms as the Owner may require, guaranteeing the performance by the Charterers of all their obligations under this Charter and any other agreements made between the Owners and the Charterers in such form as the Owners may reasonably request;

48.1.3	they will procure the grant by the Shareholder of the Share Pledge on such terms as the Owner may require.
48.2	The Charterers acknowledge that the Owners may assign all of their rights and benefits under the Transaction Documents (or any of them) to any Lenders or Mortgagee from time to time as security for the due and punctual performance by the Owners of any obligations they assume in relation to any Financing and Charterers agree to provide such cooperation as Owners may require, including executing and delivering such documents as Owners or its Mortgagee may require including, without limitation, executing acknowledgements of notices of assignment and, if required, entering in to a tripartite agreement pursuant to which Charterers agree directly with any Mortgagee to perform such operating, maintenance and insurance covenants in relation to the Vessel as the Owner is itself required to perform pursuant to the Financial Instrument, and to assign its interest in the insurances directly to such Mortgagee.

49. TERMINATION EVENTS
49.1	Each of the following events shall be a “Termination Event” for the purposes of this Charter:-
49.1.1	If the Charterers fail to enter into, deliver the Vessel under or perform their obligation under the Approved Time Charter in accordance with Clause 43.2; or

49.1.2	If any instalment of Charter Hire or any other sum payable by the Charterers under any Transaction Document shall not be paid within five (5) Banking Days of its due date or (in the case only of sums expressed to be payable on demand) within five (5) Banking Days following the date of demand therefore; or

49.1.3	If the Charterers shall at any time fail to observe or perform any other obligation under any Transaction Document and such failure to observe or perform any such obligation is either not remediable or prejudices the Vessel’s insurance cover.

49.1.4	If the Charterers shall at anytime fail to observe or perform any other obligation under any Transaction Document which is remediable (and does not prejudice the Vessel’s insurance cover) but is not remedied within thirty (30) Banking Days of receipt by such party of written notice from the Owners notifying that party of such failure and requesting remedial action; or

49.1.5	If an event of default (however described) occurs in respect of any Financial Indebtedness of any Group Company, and such default is either not remediable or is remediable but is not remedied within fifteen (15) days of receipt by such party of written notice from the relevant creditor or the Owners demanding remedial action (whichever is received earlier); or

49.1.6	Any of the following occurs in relation to the Charterers, the Shareholder or the Charter Guarantor:
(a)	such party becomes unable to pay its debts as they fall due; or

(b)	any assets of such party are subject to any form of post-judgement execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $100,000 or more or the equivalent in another currency; or

(c)	any administrative or other receiver is appointed over any asset of such party unless such appointment is being contested in good faith and on substantial grounds and the appointment is withdrawn within 21 days; or

(d)	such party makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to such party, or the members or directors of such party pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of such party which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Owners and effected not later than 3 months after the commencement of the winding up; or

(e)	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of such party unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(f)	such party petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(g)	any meeting of the members or directors of such party is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (c), (d), (e) or (f); or

(h)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which is similar to any of the foregoing; or
49.1.7	The Charterers, the Shareholder or the Charter Guarantor cease or suspend carrying on their business or a part of their business which is material in the context of this Agreement; or

49.1.8	If the Charter Guarantor, at any time during the Charter Period, shall breach any provision of the Charter Guarantee, including (but not limited to) any failure to maintain at all times the financial covenants contained therein; or

49.1.9	If the Shareholder, at any time during the Charter Period, shall breach any provision of the Share Pledge; or

49.1.10	If either (a) the Charterers fail at any time to effect or maintain any insurances required to be effected and maintained under this Charter, or any insurer shall avoid or cancel any such insurances (other than where the relevant avoidance or cancellation results from an event or circumstances outside the reasonable control of the Charterers and the relevant insurances are reinstated or re-constituted in a manner meeting the requirements of this Charter within seven (7) days of such avoidance or cancellation), or the Charterers shall commit any breach of or make any misrepresentation in respect of any such insurances the result of which is to entitle the relevant insurer to avoid the policy or otherwise to be excused or released from all or any of its liability thereunder to the Owners (unless the relevant insurer has expressly and irrevocably waived the breach or misrepresentation in question prior to exercising such right), or (b) any of the said insurances shall cease for any reason whatsoever to be in full force and effect (other than where the reason in question is outside the reasonable control of the Charterers and the relevant insurances are reinstated or re-constituted in a manner meeting the requirements of this Charter within seven (7) days of such cessation); or

49.1.11	If any representation or warranty of the Charterers, the Shareholder or the Charter Guarantor in connection with any Transaction Document or in any document or certificate furnished to the Owners in connection therewith shall prove to have been untrue, inaccurate or misleading in any material respect, when made; or

49.1.12	If the Vessel is arrested or detained (other than for reasons solely attributable to the Owners) and such arrest or detention is not lifted within fourteen (14) days (or such longer period as the Owners shall agree in the light of all the circumstances); or

49.1.13	If there occurs a material breach of any obligation of the Charterers, the Shareholder or the Charter Guarantor in any other document or agreement made or to be made between the Owners and the Charterers, the Shareholder or the Charter Guarantor in connection with the Vessel and which is not specifically mentioned in this Clause 49; or

49.1.14	For any reason whatsoever, the Vessel ceases to be managed by an Approved Manager on terms in all respects approved by the Owners or is at any time managed by a person who is not an Approved Manager; or

49.1.15	An Approved Manager fails to comply with any provision of the management agreement pursuant to which it manages the Vessel or with any duties which are customary in accordance with the ship management industry’s common practice; or

49.1.16	An Approved Manager fails to comply with any provision of the ISM Code, ISPS Code, any Environmental Laws or any other laws or regulations relating to the Vessel or its operation; or

49.1.17	If the Charterers at any time fail to observe or perform any obligation under the Option Agreement (other than a payment obligation falling within Clause 49.1.2) and such failure to observe or perform any such obligation is not remediable or is remediable but is not remedied within ten (10) Banking Days of receipt by the Charterers of written notice from the Owners notifying the Charterers of such failure and requesting remedial action; or

49.1.18	If it appears to the Owners that, without their prior consent, the Charterer has ceased to be wholly owned, legally and beneficially, by the Shareholder or that the Shareholder has ceased to be wholly owned, legally and beneficially, by the Charter Guarantor or that a change has occurred or probably has occurred after the date of this Charter in the ultimate beneficial ownership of any of the shares in the Shareholder or the Charter Guarantor or in the ultimate control of the voting rights attaching to any of those shares; or

49.1.19	If any provision which the Owners may reasonably consider material of any Transaction Document or of the Approved Time Charter proves to have been or becomes invalid or unenforceable, or a Security Interest created by any Transaction Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

49.1.20	The security constituted by any Transaction Document is in any way imperilled or in jeopardy; or

49.1.21	It becomes unlawful in any Pertinent Jurisdiction or impossible (a) for the Charterers, the Shareholder or the Charter Guarantor to discharge any liability under any Transaction Document or to comply with any other obligation which the Owners consider material under such documents, or (b) for the Owners to exercise or enforce any right under, or to enforce any Security Interest created by any Transaction Document; or

49.1.22	Any official consent necessary to enable the Charterers to own, operate or charter the Vessel or to enable the Charterers, the Shareholder or the Charter Guarantor to comply with any provision which the Owners consider material of any Transaction Document or of the Approved Time Charter is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

49.1.23	The Charterers are in breach of their obligations under the Approved Time Charter or, for any reason other than default by the Time Charterer, the Approved Time Charter is cancelled or otherwise terminated before the end of the 81st month following the Delivery Date; or

49.1.24	The Time Charterer is in breach of its obligations under the Approved Time Charter and such default is not remedied within 30 days or the Approved Time Charter is cancelled or otherwise terminated on the basis of default by the Time Charterer before the end of the 81st month following the Delivery Date and a substitute time charter is not entered into within 30 days of such termination or cancellation on terms acceptable to and with a counterparty acceptable to the Owners; or

49.1.25	Any other event occurs or any other circumstances arise or develop including, without limitation:
(a)	a change in the financial position, state of affairs or prospects of the Charterers or the Charter Guarantor; or

(b)	any accident or other incident (other than a Total Loss in respect of which the Owners (or any assignee) receive the Total Loss Amount in full within 120 days of the Total Loss Date in accordance with Clause 46.3) involving the Vessel, in the light of which the Owners reasonably consider that there is a significant risk that:
(i)	the Charterers are, or will later become, unable to discharge their liabilities under any Transaction Document as they fall due; or

(ii)	the Charter Guarantor is, or will later become, unable to discharge its obligations under the Charter Guarantee.
50. OWNERS’ RIGHTS ON TERMINATION EVENT
50.1	At any time after a Termination Event shall have occurred and be continuing, the Owners may, by notice to the Charterers on such date as the Owners shall specify, terminate the chartering by the Charterers of the Vessel under this Charter, whereupon the Vessel shall no longer be in the possession of the Charterers with the consent of the Owners, the Option Agreement shall lapse and if the Call Option or Put Option has been exercised but the Vessel has not been delivered to Charterers or their nominee, any obligation to deliver the Vessel pursuant to such option shall be null and void.

50.2	On or at any time after termination of the chartering by the Charterers of the Vessel pursuant to Clause 50.1 hereof the Owners shall be entitled (but not bound and without prejudice to the Charterers’ obligations under Clause 52 hereof) to retake possession of the Vessel, the Charterers hereby agreeing that the Owners, for that purpose, may put into force and exercise all their rights and entitlements at law and may enter upon any premises belonging to or in the occupation or under the control of the Charterers where the Vessel may be located.

50.3	If the Owners pursuant to Clause 50.1 hereof give notice to terminate the chartering by the Charterers of the Vessel, the Charterers shall pay to the Owners on the date of such termination or such later date as the Owners shall specify the aggregate of:-
50.3.1	all Charter Hire due and payable, but unpaid, under this Charter to (and including) the Termination Date together with any default interest accrued thereon pursuant to Clause 38.5 hereof from the due date for payment thereof to the Termination Date; and

50.3.2	any sums, other than Charter Hire, due and payable, but unpaid, under this Charter together with any default interest accrued thereon pursuant to Clause 38.5 to the Termination Date; and

50.3.3	all costs, expenses, damages and losses incurred by the Owners as a consequence of this Charter having terminated prior to the expiry of the agreed Charter Period (including, but not limited to, expenses incurred in recovering possession of, and in moving, laying-up, manning, insuring and maintaining, the Vessel and in carrying out any works or modifications required to cause the Vessel to conform with the provisions of this Charter); and

50.3.4	the Termination Sum applicable on the Termination Date.
50.4	Provided that the Charterers have paid the Termination Sum within 30 days of its due date together with any other amounts due under the Transaction Documents, including any default interest payable under Clause 38.5, the Owners shall transfer the Vessel to the Charterers on an “as is where is” basis for USD 10. If the Termination Sum and such other amounts are not paid within 30 days of the Termination Sum becoming due the Termination Sum and such other moneys shall remain due but the Owners shall not be obliged to transfer the Vessel to the Charterer or to account to the Charterer for any proceeds of sale of the Vessel save to the extent provided in Clause 50.8.

50.5	Any amount due to the Owners under Clause 50.3 hereof which is not paid on the Termination Date shall incur default interest pursuant to Clause 38.5 hereof (before and after any relevant judgment or any winding-up of the Charterers) from the Termination Date or (as the case may be) from the date of any demand for payment to the date of the Owners’ actual receipt thereof.

50.6	Following termination of this Charter pursuant to Clause 50.1 the Charterers shall continue to comply with their obligations under this Charter, including (without limitation) the payment of Charter Hire, until the Vessel is redelivered to the Owners in accordance with Clause 52.

50.7	Following the occurrence of a Termination Event, the Charterers shall, at the request of the Owners, terminate the management arrangements in respect of the Vessel at Charterer’s cost.

50.8	If the Termination Sum together with any other amounts due under the Transaction Documents, including any default interest payable under Clause 38.5, is not paid within 30 days of the date on which the Termination Sum becomes due, the Owners shall have no obligation to transfer the Vessel to the Charterer, even if such sums are subsequently paid and the Charter shall have no claim on the Vessel under or arising out of any Transaction Document. However, the Owners shall be liable to pay to the Charterer by way of rebate of hire an amount equal to the lower of the Vessel’s value and the Termination Sum payable hereunder (such lower amount being the “Rebate”) in accordance with the following:
(a)	The Owners may at any time elect for the Fair Market Value as at the date of such election to be used to establish the Vessel’s value for the purposes of this Clause 50.8.

(b)	If the Owners have not, within 6 months of the Termination Date, either sold the Vessel (and received the net proceeds of sale) or made an election under (a) above, they shall be deemed to have made such an election on such date; and

(c)	If, prior to making an election under (a) or (b) above, the Owners sell the Vessel and receive the net proceeds of sale, the Vessel value for the purposes of this Clause shall be the net proceeds of sale.
The Rebate, if any, established in accordance with the above shall be applied first by way of set-off against any amount then due under the Charter, whether by way of Termination Sum, default interest or other amount, and any balance shall be paid to the Charterer.

50.9	Following a Termination Event pursuant to Clause 49.1.13 or 49.1.14, the Charterers shall replace the Approved Manager with such manager, and upon such terms, as the Owners may reasonably require.

50.10	If a notice has been served under Clause 50.1, the Owner shall be entitled then or at any later time or times:
50.10.1	to exercise, to the exclusion of the Charterer, the powers possessed by it as owner of the Ship conferred by the law of any country or territory in which the Vessel is physically present or deemed to be sited the courts of which have or claim any jurisdiction in respect of the Charterer or the Vessel;

50.10.2	to take possession of the Vessel whether actually or constructively and/or otherwise to take control of the Vessel wherever the Vessel may be and cause the Charterer or any other person in possession of the Vessel forthwith upon demand to surrender the Vessel to the Owner without legal process and without the Owner being liable for any losses thereby caused or to account to the Charterer in connection therewith;

50.10.3	to collect, recover and give a good discharge for any moneys or claims arising in relation to the Vessel and to permit any brokers through whom collection or recovery is effected to charge the usual brokerage therefor;

50.10.4	to take over or commence or defend (if necessary using the name of the Charterer) any claims or proceedings relating to, or affecting, the Vessel which the Owner may think fit and to abandon, release or settle in any way any such claims or proceedings; and

50.10.5	generally, to enter into any transaction or arrangement of any kind and to do anything in relation to the Vessel which the Owner may think fit.
50.11	For the purpose of securing the Owner’s interest in the Vessel and the due and punctual performance of the Charterer’s obligations to the Owner under this Charter and every other Transaction Document, the Charterer irrevocably and by way of security appoints the Owner its attorney, on behalf of the Charterer and in its name or otherwise, to execute or sign any document and do any act or thing which the Charterer is obliged to do under any Transaction Document.

50.12	For the avoidance of doubt and without limiting the generality of Clause 50.11, it is confirmed that it authorises the Owner to execute on behalf of the Charterer a document ratifying by the Charterer any transaction or action which the Owner has purported to enter into or to take and which the Owner considers was or might have been outside his powers or otherwise invalid.

50.13	The Owner may sub delegate to any person or persons all or any of the powers (including the discretions) conferred on the Owner by Clauses 50.11 and/or 50.12, and may do so on terms authorising successive sub delegations.
51. TERMINATION ON EXERCISE OF PUT OR CALL OPTION
51.1	In the event that Owners exercise their rights under Clause 4 of the Option Agreement or the Charterers exercise their rights under Clause 3 of the Option Agreement, the Vessel shall be redelivered to the Owners under this Charter immediately prior to the delivery of the Vessel to the Charterers pursuant to the Option, and this Charter shall terminate upon such redelivery.
52. REDELIVERY
52.1	In the event that the Vessel is to be redelivered to the Owners under this Charter other than in the circumstances set out in Clause 51, the Vessel shall be redelivered by the Charterers safely afloat on not less than 5 running days notice at a safe and accessible port worldwide within IWL and excluding any war zone and in the condition in which the Vessel is required to be maintained pursuant to this Charter, in class free from recommendations or damage of any kind.

52.2	In the event that the Charterer has not served notice before the end of the 81st month of the Charter Period to the effect that it intends to exercise its purchase option under the Option Agreement, Owner shall be free to market the Vessel for sale during the remaining Charter Period and Charterer shall at all reasonable times requested by Owner, facilitate inspection of the Vessel by potential buyers, subject to the requirements of the Vessel’s trading schedule.
53. FEES AND EXPENSES
53.1	Each party shall bear the cost of its own fees and expenses (including but not limited to legal fees and expenses) incurred by in connection with the negotiation, preparation and execution of the Transaction Documents.
54. COMMUNICATION
54.1	Except as otherwise provided for in this Charter, all notices or other communications under or in respect of this Charter to either party hereto shall be in writing and shall be made or given to such party at the postal address, e-mail address or facsimile number appearing below (or at such other postal address, e-mail address or facsimile number as such party may hereafter specify for such purposes to the other by notice in writing):-

54.1.1	In the case of the Owners:
Endurance Shipping LLC
c/o Northern Fund Management America LLC
One Stamford Landing
62 Southfields Avenue Suite 212,
Stamford, CT 06902
USA

Attn:	Katie Furman Telephone No.: +1 203 487 3434 Telefax No.: +1 203 487 3435 E-mail: kfurman@nornav.com with a copy to: Nikos Stratis
Telephone No.: +44 20 7193 5023
Telefax No.: +44 20 7245 0900
E-mail:      nstratis@northernshippingfunds.com
54.1.2	In the case of the Charterers:
Curby Navigation Limited
c/o: Newlead Bulkers S.A.
83, Akti Miaouli & Flessa Str.
Piraeus, 185 38,
Greece

Attn:	Michael Livanos Telephone No.: +30 213 014 8251 Telefax No.: +30 213 0148408 E-mail: mlivanos@newleadship.com
A written notice given by;
(a)	post shall be deemed given on the fifth day following posting by pre-paid first class post to the addressee;

(b)	facsimile shall be deemed given upon appropriate confirmation by the sender’s equipment; and

(c)	e-mail shall be deemed given two hours after despatch.
A notice received on a non-Banking Day or after business hours in the place of receipt shall be deemed to be served on the next following Banking Day in such place.
54.2	All communications and documents delivered pursuant to or otherwise relating to this Charter shall be in English.
55. CONFIDENTIALITY
Except if and to the extent required by any applicable law or statute (including US securities laws, each party hereto agrees to keep strictly confidential and not to disclose to any other person, other than to affiliates, co-investors, lawyers, surveyors, agents, potential investors in the Owners or other third parties who need to know such information in connection with the transaction (and who will be informed to keep such information confidential herein for the benefit of the other party), any information regarding the transactions contemplated herein (including that a transaction has been discussed or agreed) or furnished by or on behalf of the other party in connection with the transactions contemplated herein.
56.	MISCELLANEOUS
56.1	No term of this Charter is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to it other than any Mortgagee or Lender and their respective officers or members of the management board or shareholders or members.

56.2	In the event of any amendment or variation to this Charter, no consent shall be required from any third party expressing to have rights under this Charter.

56.3	If there is any conflict between the terms of the additional clauses and the printed part of this Charter, the terms of the additional clauses shall prevail.

56.4	This Charter and the other Transaction Document constitute the whole agreement between the parties relating to the subject matter hereof and replace any prior correspondence, documents, agreements, discussions and/or representations in their entirety, save to the extent that additional documentation or information is required by the terms of Transaction Document to be provided by one party or its affiliate to the other party or its affiliate.
This Charter has been entered into as a deed on the date above stated.

Executed and delivered as a deed for and on behalf of the Owners	Executed and delivered as a deed for and on behalf of the Charterer

/s/ Nigel Willis	/s/ Panagiotis Peter-Kallifidas

In the presence of: /s/ Frederick Phillips	In the presence of: /s/ Stella Nikolaou

Name: Frederick Phillips	Name: Stella Nikolaou

Occupation: Trainee Solicitor	Occupation:

Address: London EC2A 2HB	Address:

SCHEDULE 1
CALCULATION OF TERMINATION SUM
The Termination Sum on any relevant date shall be the aggregate of the amount applicable to such date, as determined in accordance with paragraphs (a) and (b) below:

(a) Date Falling	Applicable Amount
Delivery Date	$32,000,000
0 - 364 days after Delivery Date	$32,000,000
12 months after Delivery Date	$31,300,000
24 months after Delivery Date	$31,000,000
36 months after Delivery Date	$30,500,000
48 months after Delivery Date	$30,000,000
60 months after Delivery Date	$29,500,000
72 months after Delivery Date	$29,000,000
84 months after Delivery Date	$26,500,000
(b)	on any other date other than those referred to in (a) above, the applicable amount shall be the amount set out in respect of the date referred to in (a) which occurs immediately prior to the Termination Date (the “First Date”) less the difference between such amount and the amount due in respect of the date referred to in (a) above which occurs immediately after the Termination Date (the “Second Date”) divided by 365 and multiplied by the number of days elapsed since the First Date.

SCHEDULE 2
CALCULATION OF TOTAL LOSS AMOUNT
Following a Total Loss, a Total Loss Amount shall be payable, the amount of which shall be determined as at the earlier of (i) the date on which the Owners receive the insurance proceeds payable by the insurer consequent upon the Total Loss and (ii) 120 days after the Total Loss Date (the “Calculation Date”). The amount payable on any date shall be the amount applicable on the relevant Calculation Date determined in accordance with paragraphs (a) and (b) below, together with any amount due under paragraph (c) below:

(a) Total Loss Amount Payment Date	Applicable Amount
Delivery Date	$32,000,000
0 - 364 days after Delivery Date	$32,000,000
12 months after Delivery Date	$31,300,000
24 months after Delivery Date	$31,000,000
36 months after Delivery Date	$30,500,000
48 months after Delivery Date	$30,000,000
60 months after Delivery Date	$29,500,000
72 months after Delivery Date	$29,000,000
84 months after Delivery Date	$26,500,000
(b)	where the Calculation Date falls on a date other than those referred to in (a) above, the applicable amount shall be the amount set out in respect of the date referred to in (a) which occurs immediately prior to the relevant payment date (the “First Date”) less the difference between such amount and the amount set out in respect of the date referred to in (a) above which occurs immediately after the relevant payment date (the “Second Date”) divided by 365 and multiplied by the number of days elapsed since the First Date; and

(c)	The Total Loss Amount payable on any date shall be the applicable amount determined in accordance with paragraphs (a) and (b) plus:
(i)	all sums due and unpaid under the Charter; and

(ii)	all costs and expenses relating to the recovery of the insurance proceeds.

SCHEDULE 3
MANAGER’S UNDERTAKING

To:	ENDURANCE SHIPPING LLC (the “Owner”) c/o Northern Fund Management America LLC One Stamford Landing 62 Southfields Avenue Suite 212, Stamford, CT 06902 USA

From:	[APPROVED MANAGER’S NAME] [Address]
[●] 2011
Dear Sirs
m.v. “NEWLEAD ENDURANCE” ex Sungdong Hull No. S-1125 (the “Ship”)
1. BACKGROUND
1.1	We understand from Curby Navigation Limited (the “Charterer”) that you have entered into a bareboat charterparty (the “Charter”) dated [●] 2011 with the Charterer.

1.2	By the terms of the Charter you have agreed (subject as therein provided) to charter the Ship to the Charterer.

1.3	We have been further advised by the Charterer that one of the conditions to you delivering the ship to the Charterer is that we enter into this Undertaking in your favour in respect of the Ship.
2. CONFIRMATION OF APPOINTMENT
2.1	We confirm that we have been appointed by the Charterer as the [technical] [commercial] manager of the Ship on the terms of a Management Contract dated [●] 2011 (the “Management Contract”), a copy of which is attached to this Letter. We further certify that the attached Management Contract is a true and complete copy of such document and that no addenda or supplements to it exist as at the date of this letter.
3. INTERPRETATION
3.1	Words and expressions defined in the Charter shall have the same meanings when used in this Letter unless the context otherwise requires.

4. UNDERTAKINGS
4.1	In consideration of your granting your approval to our appointment as manager of the Ship, we irrevocably and unconditionally undertake with you as follows:
4.1.1	that all claims of whatsoever nature which we have or may at any time hereafter have against or in connection with the Ship, the Earnings, the Insurances or any Requisition Compensation or against the Charterer shall rank after and be in all respects subordinate to all of your rights and claims;

4.1.2	that we shall not institute any legal or quasi-legal proceedings in any jurisdiction at any time hereafter against or in connection with the Ship, the Earnings or the Insurances or against the Charterer in any capacity;

4.1.3	that we shall not compete with you in a liquidation or other winding-up or bankruptcy of the Charterer or in any proceedings in connection with the Ship, the Earnings or the Charterer;

4.1.4	that we shall upon your first written request deliver to you all documents of whatever nature which we hold in connection with the Charterer, the Ship, the Earnings or the Insurances;

4.1.5	that we shall not do or omit to do or cause anything to be done or omitted which might be contrary to or incompatible with the obligations undertaken by the Charterer under the Charter and the Transaction Documents; and

4.1.6	that we shall sign at your request any consent required by any approved broker and/or any approved underwriters which they may require so that you can collect or recover any moneys payable in respect of the obligatory insurances.
5. POWER OF ATTORNEY
5.1	Appointment. For the purpose of executing any consents referred to in Clause 4.1.6 above or any release or payment authorities that may be requested by any approved broker or approved underwriters in connection with the Insurances, we irrevocably appoint the Owner as our attorney (with full power of substitution and delegation), on our behalf and in our name or otherwise, to execute or sign any such document, with neither the Owner nor any substitute or delegate of the Owner being liable or answerable for any losses which may happen or arise in or about the exercise of the rights, powers and discretions vested in the Owner under or pursuant to this undertaking.
6. GOVERNING LAW AND JURISDICTION
6.1	This letter shall be governed by and construed in accordance with English law.

6.2	Subject to 6.4 below, the courts of England shall have exclusive jurisdiction in relation to all matters which may arise out of or in connection with this letter.

6.3	We shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this letter.

6.4	Paragraph 6.2 is for the exclusive benefit of the Owner, which reserves the right:

6.4.1	to commence proceedings in relation to any matter which arises out of or in connection with this letter in the courts of any country other than England and which have or claim jurisdiction to that matter; and

6.4.2	to commence proceedings in the courts of any country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
6.5	We irrevocably appoint [●] at its registered office for the time being (presently at [●], England) to act as our agent to receive and accept on our behalf any process or other document relating to any proceedings in English courts which are connected with this letter.

6.6	Nothing in this paragraph 6 shall exclude or limit any right which the Owner may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

6.7	In this paragraph “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.
This letter of undertaking has been executed as a deed on the date above stated.
______________________

Director
For and on behalf of
[●]
In the presence of: